Exhibit 10.22

Harvard/Arsenal/Bright Horizons

(Building 37)

Harvard Real Estate Services, Holyoke Center, Suite 800

Cambridge, Massachusetts 02138-3826

AMENDED AND

RESTATED LEASE

Between

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

as Landlord

and

BRIGHT HORIZONS CHILDREN’S CENTERS, LLC

as Tenant

Dated as of December 1, 2009

Office of the General Counsel

Harvard University

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EXHIBITS
Exhibit A - Location Plan of the Premises

Exhibit A-l - Building 37 Premises

Exhibit A-2 - Initial Building 131 Premises

Exhibit A-3 - Location of Backup Generator

Exhibit B - Site Plan of Complex

Exhibit C - Operating Costs

Exhibit D - Rules and Regulations

Exhibit E - List of Existing Environmental Restriction Documents

Exhibit F - Cleaning Specifications

Exhibit G - Lease Rider

Exhibit H - Parking Plan

Exhibit I - Tenant’s Signage

Exhibit J - Base Building Work

LEASE

THIS INSTRUMENT IS A LEASE, dated as of December 1, 2009 in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the Building described below, being located in the multiple building business park in Watertown, Massachusetts known as The Arsenal on the Charles.

BACKGROUND

Landlord and Tenant are parties to that certain Lease between Landlord (as successor to Charles River Business Center Associates, L.L.C.) and Tenant dated as of September, 1999, as amended by that certain First Amendment to Lease dated as of December 21, 2005, as further amended by that certain Second Amendment to Lease dated as of July 1, 2007 (as amended and in effect, the “Original Lease”). Landlord and Tenant desire to amend and restate the Original Lease on the terms and provisions more particularly set forth herein.

ARTICLE I

BASIC LEASE PROVISIONS

1.1 INTRODUCTION. The following set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2 BASIC DATA.

Landlord: President and Fellows of Harvard College, a Massachusetts educational and charitable corporation.

Landlord’s Original Address: c/o Harvard Real Estate Services, 1350 Massachusetts Avenue, Holyoke Center, Suite 800, Cambridge, Massachusetts 02138-3826.

Tenant: Bright Horizons Children’s Centers, LLC, a Delaware limited liability company.

Tenant’s Original Address: 200 Talcott Avenue, Watertown, Massachusetts 02472.

Complex or Property: The land located in Watertown, Massachusetts, together with the buildings and other improvements to be constructed thereon, all as shown on the

Site Plan: The plan annexed hereto as Exhibit B.

Premises: All of Building 37 consisting of approximately 24,755 rentable square feet on the first floor and 18,195 rentable square feet on the second floor (the “Building 37 Premises”), as shown on Exhibit A-1. and portions of Building 131 consisting of 13,500 rentable square feet on the first floor, as shown on Exhibit A-2 (the “Initial Building 131 Premises” and together with the Building 37 Premises, the “Original Premises”). Effective as of the New Building 131 Premises Commencement Date, the Premises shall also include a portion of Building 131 consisting of up to 7,600 contiguous rentable square feet on the second floor of Building 131 (the

“New Building 131 Premises” and, together with the Initial Building 131 Premises, the “Building 131 Premises”). In no event shall the rentable square footage of the New Building 131 Premises be less than 7,500 square feet unless agreed to in writing by Landlord and Tenant. Landlord and Tenant agree to confirm in writing the actual square footage of the New Building 131 Premises and the New Building 131 Premises Commencement Date promptly after a determination of the same has been made by Landlord with respect to the square footage and after such time as Landlord has delivered the New Building 131 Premises to Tenant.

Premises Rentable Area: Agreed to be 56,450 rentable square feet as of the Commencement Date. Effective as of the New Building 131 Premises Commencement Date, the Premises Rentable Area shall be 56,450 rentable square feet, plus the actual amount of rentable square feet comprising the New Building 131 Premises.

Rent: Basic Rent plus Additional Rent.

Basic Rent: For the period of December 1, 2009 through the date immediately preceding the New Building 131 Premises Rent Commencement Date, the Original Premises Basic Rent. For the period from the New Building 131 Premises Rent Commencement Date through December 31, 2020, the Original Premises Basic Rent, plus the New Building 131 Premises Basic Rent. Any Basic Rent paid by Tenant to Landlord prior to the execution of this Lease and applicable to the period after December 1, 2009 shall be promptly refunded to Tenant by Landlord.

Original Premises Basic Rent: The Original Premises Basic Rent is as follows:

Rental Period	Annual Basic Rent	Minimum Monthly Rent	Basic Rent Rate	Rentable Square Footage
December 1, 2009 - December 31, 2010	$0.00	$0.00	$0.00	56,450
January 1, 2011 - December 31, 2011	$1,326,575.00	$110,547.91	$23.50	56,450
January 1, 2012 - December 31, 2012	$1,383,025.00	$115,252.08	$24.50	56,450
January 1, 2013 - December 31, 2013	$1,439,475.00	$119,956.25	$25.50	56,450
January 1, 2014 - December 31, 2014	$1,495,925.00	$124,660.41	$26.50	56,450
January 1, 2015 - December 31, 2015	$1,552,375.00	$129,364.58	$27.50	56,450
January 1, 2016 - December 31, 2016	$1,608,825.00	$134,068.75	$28.50	56,450
January 1, 2017 - December 31, 2017	$1,665,275.00	$138,772.91	$29.50	56,450
January 1, 2018 - December 31, 2018	$1,721,725.00	$143,477.08	$30.50	56,450
January 1, 2019 - December 31, 2019	$1,778,175.00	$148,181.25	$31.50	56,450
January 1, 2020 - December 31, 2020	$1,834,625.00	$152,885.41	$32.50	56,450

New Building 131 Premises Basic Rent: Annually, the Basic Rent Rate described in the definition of Original Premises Basic Rent for the applicable Rental Period, multiplied by the actual square footage of the New Building 131 Premises as of the New Building 131 Premises Commencement Date.

Additional Rent: All charges and sums payable by Tenant as set forth in this Lease, other than and in addition to Basic Rent.

Initial Term: Eleven (11) years and one (1) month commencing on the Commencement Date and expiring at the close of the day on the Lease Expiration Date.

Extension Term: Two successive terms often (10) years each, as described in Exhibit G.

1.3 ADDITIONAL DEFINITIONS.

Adequate Assurance of Future Performance: As defined in Section 13.1(d).

Art/Theatre Center: The space designated to be used as an art/theatre center and located in a portion of Building 312 in the Complex.

Art/Theatre Center Costs: All costs incurred by Landlord in operating up to 10,000 square feet of the Art/Theatre Center, including, but not limited to utilities, and normal, regularly-occurring maintenance and repairs to the public areas, exterior glass, and structural components of Building 312 to the extent required to be paid by Landlord under the lease for the Art/Theatre Center, but excluding any expenses of any artists or arts related activities or functions within the Art/Theatre Center.

ASP: As defined in Section 7.5.

Base Cost Year: As defined in Section 9.1(a).

Base Tax Year: As defined in Section 8.1(a).

Brokers: Beal & Company, Inc. (Landlord) and Jones Lang LaSalle (Tenant)

Building: The term “Building” shall mean, collectively, Building 37 and Building 131.

Building 37: The building located at 200 Talcott Avenue, Watertown, Massachusetts and known as Building 37 as shown on the Site Plan, containing approximately 42,950 rentable square feet.

Building 131: The building located at 400 Talcott Avenue, Watertown, Massachusetts and known as Building 131 as shown on the Site Plan, containing approximately 49,202 rentable square feet.

Building 131 Lease: That certain Amended and Restated Lease by and between Landlord and Tenant dated as of the date hereof for approximately 11,897 rentable square feet of space in Building 131.

Building Operating Costs: As defined on Exhibit C.

Business Days: All days except (i) Saturdays, Sundays, New Year’s Day, Martin Luther King Day, Presidents’ Day, Patriots’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday); (ii) such other days that tenants occupying at least 50% of the rentable area of the Complex now or in the future recognize as holidays for their general staffs, and (iii) any day on which one or more national stock exchanges are not open for business.

Business Hours: Mondays through Fridays, excepting non-Business Days, from 7:00 a.m. to 6:00 p.m. and on Saturday from 8:00 a.m. to 1:00 p.m.

Commencement Date: December 1, 2009.

Common Facilities: As defined in Section 2.2(a).

Complex Operating Costs: As defined on Exhibit C.

Cost Year: As defined in Section 9.1(b).

Default of Tenant: As defined in Section 13.1(a).

Environmental Conditions: As defined in Section 14.2.1(c).

Environmental Laws: As defined in Section 14.2.1(a).

Environmental Restriction: As defined in Section 14.2.1(d).

Essential Services: As defined in Section 7.4(e).

Event of Bankruptcy: As defined in Section 13.1(b).

Fiscal Year: Landlord’s fiscal year used for accounting purposes, being Year-long periods beginning on July 1 and ending on the following June 30.

Force Majeure: Collectively and individually, strikes or other labor trouble, fire or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s reasonable control.

Hazardous Materials: As defined in Section 14.2.1(b).

Initial General Liability Insurance: $2,000,000 per occurrence/ $5,000,000 aggregate (combined single limit) for property damage, bodily injury or death.

Lease Expiration Date: 11:59 p.m., Boston time, on December 31, 2020, or such earlier or later date upon which the Term of this Lease may expire or be terminated pursuant to any of the conditions or other provisions of this Lease or pursuant to law.

Lease Year: The period running from the Commencement Date through December 31, 2010 and thereafter a Lease Year shall mean each successive calendar year. Rent shall be prorated for any Lease Year that is shorter or longer than one year.

New Building 131 Premises Commencement Date: The date upon which Landlord shall deliver the New Building 131 Premises to Tenant, which date shall be no earlier than January 1, 2013, at which time and the New Building 131 Premises shall be included in the definition of Premises hereunder. Landlord shall provide Tenant with written notice on or prior to November 1, 2012 of (i) the Landlord’s calculation of the rentable square feet of the New Building 131 Premises (calculated in accordance with BOMA/ANSI Z-65.1), and (ii) the date upon which the Landlord expects to deliver the New Building 131 Premises.

New Building 131 Premises Rent Commencement Date: The date that is one hundred eighty-one (181) days after the New Building 131 Premises Commencement Date.

Operating Costs: Collectively, Building Operating Costs and Complex Operating Costs.

Parking Garage: The parking garage included in the Common Facilities of the Complex shown on the Site Plan.

Permitted Use: Executive and general offices and uses ancillary thereto, such as showers or a kitchen area.

Real Estate Taxes: As defined in Section 8.1(c).

Rentable Area of the Complex: The rentable area of all of the buildings included in the Complex from time to time estimated to be 757,244 rentable square feet.

Rent Commencement Date: December 1, 2009

Rules and Regulations: As defined in Section 2.2(a).

Service Interruption: As defined in Section 7.4(e).

Site: The land area of the Complex shown on the Site Plan.

Tax Reimbursement: As defined in Section 8.1(e).

Tax Year: As defined in Section 8.1(a).

Tenant’s Operating Costs Share: As defined in Section 9.1(c).

Tenant’s Removable Property: As defined in Section 5.2(b).

Tenant’s Share of Parking Spaces: Subject to Section 2.2(c), the number of parking spaces equal to 2.6 spaces for every 1,000 square feet of Premises Rentable Area. In the event that Landlord expands the number of parking spaces in the Complex, Tenant’s Share of Parking Spaces shall be proportionately increased.

Tenant’s Tax Share: As defined in Section 8.1(d).

Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.

1.4 ENUMERATION OF EXHIBITS. The following Exhibits are a part of this Lease, are incorporated herein by reference attached hereto, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A	-	Location Plan of the Premises
Exhibit A-1	-	Building 37 Premises
Exhibit A-2	-	Initial Building 131 Premises
Exhibit A-3	-	Location of Backup Generator
Exhibit B	-	Site Plan of Complex
Exhibit C	-	Operating Costs
Exhibit D	-	Rules and Regulations
Exhibit E	-	List of Existing Environmental Restriction Documents
Exhibit F	-	Cleaning Specifications
Exhibit G	-	Lease Rider
Exhibit H	-	Parking Plan
Exhibit I	-	Tenant’s Signage
Exhibit J	-	Base Building Work

ARTICLE II

PREMISES AND APPURTENANT RIGHTS

2.1 LEASE OF PREMISES. Landlord hereby demises and leases the Premises to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts and leases the Premises from Landlord upon such terms and conditions.

2.2 APPURTENANT RIGHTS AND RESERVATIONS.

(a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, (i) public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the

Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; and (ii) the access roads, driveways, parking areas, loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and other areas or facilities which are located within the Complex and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Complex, and the services provided to tenants from time to time as an amenity of the Complex (the “Common Facilities”); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.7 (the “Rules and Regulations”) and to the right of Landlord to designate and change from time to time areas and facilities so to be used; provided, however, that no such change shall materially adversely affect Tenant’s (i) use of the Premises or its operations therein, or (ii) ability to access the Premises. Common Facilities shall also include a sign at the entrance to the Complex, on which Tenant’s name will be listed.

Landlord shall have the right to place in the Building utility lines, equipment, stacks, pipes, conduits, ducts and the like, provided that (i) such action is reasonably required according to sound building maintenance practices, (ii) Landlord shall either (x) locate any such installation behind walls, above the hung ceiling or under the finished floor or (y) appropriately box and decorate such installations in a manner substantially consistent with the immediately adjacent area, (iii) except in the event of emergency or in cases where such work will not materially interfere with Tenant’s use of the Premises, such installations shall be performed other than during Tenant’s business hours, and (iv) such installations shall be performed in such commercially reasonably manner as reduces to a minimum interference with Tenant’s use of the Premises. If any such installation results in a reduction of the useable floor area of the Premises, then Tenant shall be entitled to a proportionate reduction in Basic Rent and the Tenant’s Proportionate Share.

(b) Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows (except the inner surface of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Notwithstanding the foregoing, Tenant shall have the nonexclusive right to install wires, ducts and conduits in the plenum area above the Premises to the extent that such installations do not interfere with the operations of the Landlord or any other tenant of the Complex. Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, equipment, stacks, pipes, conduits, ducts and the like. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls.

(c) Tenant shall also have the right appurtenant to the Premises (subject to the Rules and Regulations) to use, on a non-exclusive, unreserved basis, Tenant’s Share of Parking Spaces. Notwithstanding the foregoing, fifteen (15) of Tenant’s parking spaces shall be located as depicted on Exhibit H attached hereto and shall be reserved for Tenant’s exclusive use. Landlord shall place and maintain appropriate signage at each such space indicating the Tenant’s exclusive use. In the event that the Premises Rentable Area under this Lease plus the Premises

Rentable Area under the Building 131 Lease exceeds 80,000 rentable square feet, an additional three (3) parking spaces in a location to be mutually agreed to by Landlord and Tenant shall be reserved for Tenant’s exclusive use. All of the above-described parking rights shall be in addition to the designated pick-up and drop-off spaces described in the Building 131 Lease.

(d) Tenant shall, subject to seating availability, also have the right to use the limited transportation services provided by Landlord from the Complex to Harvard Square in Cambridge, Massachusetts. Not less than one shuttle bus shall operate, subject to weather conditions, continuously between the Complex and Harvard Square during Business Days between the hours of 7:00 a.m. and 7:00 p.m. Notwithstanding the foregoing, if Landlord reasonably perceives a change in demand for such services, such operations, including the schedule of such operations may be altered. No fee shall be charged to any passenger that boards a shuttle bus operated by Landlord under this Section 2.2(d), provided that all costs of operating such shuttle bus service shall be included in Complex Operating Costs.

ARTICLE III

BASIC RENT

3.1 PAYMENT.

(a) Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement (except as provided in Section 12.1), deduction or demand. Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord c/o Beal & Company, Inc., 177 Milk Street, Boston, Massachusetts 02109, Attention: Accounts Receivable, or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. In the event that any installment of Basic Rent or any regularly scheduled payment of Additional Rent is not paid within ten (10) days after notice that the same was not paid when due, Tenant shall pay, in addition to any charges under Section 15.18, at Landlord’s request an administrative fee equal to 5% of the overdue payment. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.

(b) Basic Rent for any partial month shall be prorated on a daily basis, and if the Rent Commencement Date shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs.

ARTICLE IV

CONDITION AND EARLY TERMINATION RIGHT

4.1 CONDITION OF PREMISES. Subject to Landlord’s maintenance and repair obligations contained in Section 7.1, the Premises are being leased in their “AS IS” condition. The Premises are being leased WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Premises and common areas of the Building and have found them satisfactory.

4.2 EARLY TERMINATION RIGHT. Provided that no Default of Tenant (other than a non-monetary Default of Tenant being disputed by Tenant in good faith) shall be exist under the Lease (either at the time of any required notification or as of January 1, 2013), Tenant shall have the right, by delivering written notice to Landlord on or prior to January 1, 2013, to terminate this Lease with respect to the Initial Building 131 Premises, in which event (i) the Lease will terminate with respect to the Initial Building 131 Premises (except for those rights and obligations that specifically survive the termination of this Lease) effective as of August 31, 2013, and (ii) Tenant shall pay to Landlord within thirty (30) days of Landlord’s demand for the same, an early termination fee equal to $375,000.00.

ARTICLE V

USE OF PREMISES

5.1 PERMITTED USE.

(a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other use without Landlord’s express written consent.

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i) Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with the Rules and Regulations established by Landlord therefor;

(ii) Except as set forth in Section 5.1(b)(ii)(D)-(H) below, Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any signs, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not withhold consent for signs or lettering on the entry doors to the Premises provided (A) such signs conform to sign standards for the Building adopted by Landlord in its sole discretion and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors and (B) Landlord, at Tenant’s expense, obtains any consents required by third parties. Landlord hereby agrees that the logo, colors and other information regarding the content of Tenant’s signage described on Exhibit I shall be deemed to comply with sign standards for the Building. Landlord agrees to use reasonable efforts to obtain any necessary third party consents to such signage, and will cooperate with Tenant in its efforts to obtain any such consents or approvals. Landlord hereby confirms that all of Tenant’s signage existing on the Premises as of the date of this Lease shall be permitted to remain on the Premises.

Notwithstanding the foregoing to the contrary:

(A)	Tenant may, at its own expense, locate a “free-standing” sign directly outside Building 37 subject to Landlord’s consent, which will not be unreasonably withheld or delayed provided (1) Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials, and method of placement) of such sign; and (2) Landlord, at Tenant’s expense, obtains any consents required by third parties;

(B)	Landlord shall, at its own expense, include Tenant’s name on any and all standard multi-tenant Complex-entry directories and Building-entry and elevator directories in accordance with Landlord’s sign standards for the Complex;

(C)	Landlord shall, at Tenant’s expense, include Tenant’s name on directional signs throughout the Complex in accordance with Landlord’s sign standards for the Complex;

(D)	Tenant, at Tenant’s sole cost and expense, and provided Tenant has obtained all governmental authority approvals and permits, shall be permitted to install (a) one sign on the exterior of Building 37, and (b) one sign on the exterior of Building 131, each in a location mutually acceptable to Landlord and Tenant (collectively, the “Tenant Exterior Signs”):

(E)	The location and design of Tenant’s Exterior Signs shall be subject to Landlord’s written approval, such approval not to be unreasonably withheld or delayed;

(F)	Tenant shall, at Tenant’s sole cost and expense, comply with all legal requirements applicable to Tenant’s Exterior Signs, and shall be responsible for all maintenance and lighting of Tenant’s Exterior Signs;

(G)	If Tenant fails to remove any sign, including Tenant’s Exterior Signs, that are not in compliance with the terms of this Lease within five (5) Business Days after receiving notice of such noncompliance from Landlord (such notice to set forth in reasonable detail the basis for the claimed noncompliance), and Tenant has not given Landlord written notice that Tenant reasonably disputes Landlord’s assertions, then Landlord may, at Tenant’s expense, remove any such sign, provided, however, Landlord shall be permitted, upon written notice to Tenant, to remove any sign, including Tenant’s Exterior Signs, which must be removed by reason of any legal requirements, other than by reason of any act or omission of Landlord or another tenant (such notice to set forth in reasonable detail the grounds for such removal); and

(H)	Any sign installed by Tenant shall be removed by Tenant at the end of the Term of this Lease in accordance with the terms of Section 15.20.

(iii) Tenant shall not perform any act or carry on any practice which is reasonably likely to injure the Premises, or any other part of the Building, or cause any offensive odors or loud noise or constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building; and

(iv) Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations, including without limitation the Americans With Disabilities Act of 1990 and the regulations of the Massachusetts Architectural Access Board, except that Tenant shall not be responsible for performing any (x) structural alterations to the Premises which are required by any governmental laws, rules or regulations which are generally applicable to an office development, or (y) alterations required to any area of the Complex other than the Premises unless the need for such alteration arises from Tenant’s particular use of the Premises.

5.2 INSTALLATIONS AND ALTERATIONS BY TENANT.

(a) Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements in or to the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to non-structural alterations, additions and improvements that do not affect the Building’s electrical, plumbing or mechanical systems. Notwithstanding the foregoing, no consent shall be required for periodic replacement of window or floor coverings, counters, cabinetry or other fixtures or equipment with materials substantially similar to those located at the Premises as of the Commencement Date. Any such alterations, additions or improvements shall be in accordance with complete plans and specifications meeting the requirements set forth in the Rules and Regulations and reasonably approved in advance by Landlord to the extent that the same would customarily be prepared for similar work conducted in first class buildings in the greater Boston area. All work performed by Tenant shall be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the construction or operation of the Building, and, except for installation of furnishings, shall be performed by contractors or workers first approved by Landlord in writing, such approval not to be unreasonably withheld or delayed. Tenant shall, before its work is started: (i) secure all necessary licenses and permits; (ii) deliver to Landlord a statement of the names of all its contractors and subcontractors and assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of such labor and materials; and (iii) cause each contractor to carry workers’ compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and comprehensive public liability insurance with such limits as Landlord reasonably may require, but in no event less than a combined single limit of two million dollars ($2,000,000), and any other insurance which Landlord reasonably may from time to time require, all such insurance to be written in companies approved by Landlord and insuring Landlord and Tenant as well as the contractors, and deliver to Landlord certificates of such insurance. Such work shall (i) be performed in a good and workmanlike manner and in compliance with all applicable laws, ordinances and regulations, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time reasonably designate, (iii) be made only in accordance with the Rules and Regulations in effect with respect thereto, and (iv) become part of the Premises and the property of Landlord unless Landlord notifies Tenant in writing at the time of approval that Tenant must remove such work and restore the Premises to the condition existing immediately prior to the commencement of such work. Tenant shall not in any event be required to remove any leasehold improvements, additions or alterations heretofore made by or for Tenant in the Premises prior to the date of this Lease. If any alterations or improvements shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or property of like utility and of at least equal quality. If Landlord’s consideration of any request by Tenant requires any third party professional review or approval (such as legal, architectural or accounting in Landlord’s reasonable judgment), and if Landlord retains such a third party professional therefor, Tenant shall promptly reimburse Landlord for all actual and reasonable third party costs, including attorneys’, architects’, engineers’, and consultants’ fees, incurred by Landlord in connection with any request from Tenant pursuant to this Section 5.2. Tenant shall not, however, be required to pay Landlord any charge or fee for supervision of construction, profit, overhead or general conditions in connection with any alteration, addition or improvement performed under the direction of Tenant and by third parties engaged exclusively by Tenant, provided, however, that such supervisory fees may be imposed by Landlord to the extent that any of Tenant’s alterations, additions or improvements are to be performed by or at the direction of Landlord.

(b) All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

(c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Complex. To the maximum extent permitted by law, before such time as any contractor commences to perform work on behalf of Tenant, such contractor (and any subcontractors) shall furnish a written statement acknowledging the provisions set forth in the prior clause. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and immediately to discharge or bond any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved or bonded promptly after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing. If Tenant shall fail to discharge any such lien, Landlord may, at its option, upon notice to Tenant, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as Additional Rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of this Lease.

(d) In the course of any work being performed by Tenant (including without limitation the “field installation” of any Tenant’s Removable Property), Tenant agrees to use labor compatible with that being employed by Landlord for work in or to the Complex or other buildings owned by Landlord or its affiliates (which term, for purposes hereof, shall include, without limitation, entities of which Tenant has written notice which control or are under common control with Landlord, or which are controlled by Landlord or, if Landlord is a partnership or limited liability company, by any partner or member of Landlord) and not to employ or permit the use of any labor or otherwise take any action which is reasonably likely to result in a labor dispute involving personnel providing services in the Complex pursuant to arrangements made by Landlord.

(e) Tenant shall have the right to install: (i) Communication Devices (as defined in Exhibit G) on the roof of either Building 37 or Building 131, and (ii) a backup generator in the location designated on Exhibit A-3 attached hereto, in each case subject to compliance with the terms and conditions set forth in Exhibit G.

ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1 PERMITTED TRANSACTIONS.

(a) Related Entity Transactions. Provided that at the time of such transaction, no Default of Tenant shall have occurred and be continuing, Tenant may, at any time and from time to time, and without obtaining any consent of the Landlord, assign this Lease or sublease any or all of the Premises to: (i) an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred; and/or (ii) any entity which controls or is controlled by Tenant or is under common control with Tenant; provided that any such assignment shall be void in either such event unless the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles consistently applied that is at least the lesser of: (a) the net worth of Tenant herein named on the date of this Lease as of the last month of the prior quarter prior to the date of this Lease, or (b) $75,000,000.00. In the case of any such transaction, Tenant shall deliver to Landlord reasonable proof of such net worth at least 10 days after the effective date of any such transaction. The foregoing net worth requirement shall not apply to subleases between Tenant and any entity referred to in clauses (i) and (ii) above. Such transaction shall not relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor and such assignee, subtenant or occupant shall agree to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, including, without limitation, the restrictions governing further assignment and subletting.

(b) Unrelated Entity Transactions. In addition to the transactions described in paragraph (a) above, Tenant may, at any time and from time to time, and without obtaining any consent of the Landlord, sublease any or all of the Premises to any entity not described in paragraph (a) above, provided that in any such case:

(i) at the time of such transaction, no Default of Tenant shall have occurred and be continuing;

(ii) the proposed use is consistent with the Permitted Uses set forth in Section 1.3;

(iii) the proposed subtenant is a reputable person or entity, as determined by Landlord in its reasonable discretion;

(iv) the form of the proposed sublease shall comply with the applicable provisions of this Lease;

(v) the proposed sublessee shall agree directly with Landlord to be bound by all the obligations of Tenant (insofar as applicable under the sublease) hereunder including, without limitation, the restrictions governing further assignment and subletting;

(vi) so long as there is comparable office space available elsewhere in the Complex which is being advertised by Landlord for rent, unless Landlord otherwise consents, Tenant shall not enter into any sublease wherein the effective rent (net of utilities and reflecting any concessions granted by Tenant) charged by Tenant is less than eighty-five percent (85%) the effective rent per square foot then being transacted by Landlord for such comparable office space with comparable concessions, net of all utilities, provided, however, that the foregoing restriction shall not apply during the three (3) Lease Years immediately preceding the Lease Expiration Date;

(vii) unless Landlord shall consent thereto, which shall not be unreasonably withheld or delayed, neither (x) the proposed sublessee nor (y) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed sublessee or any person or entity who controls the proposed sublessee, is then an occupant of any part of the Complex;

(viii) unless Landlord shall consent thereto, which shall not be unreasonably withheld or delayed, the proposed sublessee is not a person or entity with whom Landlord is then actively negotiating the terms of a signed letter of intent or a lease document which has been submitted to such party for space in the Complex (the term “actively negotiating” shall mean correspondence between Landlord and such party concerning a signed letter of intent or a submitted lease document);

(ix) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. Tenant hereby gives Landlord the first notice of its intent to advertise immediately for subtenants following the execution of this Lease; and

(x) no subletting hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor.

(c) Except as provided in paragraphs (a) and (b) above, Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Without limiting the foregoing, any agreement (other than one for which Landlord’s consent is not required) pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of Basic Rent, Additional Rent or other charges due under this Lease; and/or (y) a third party undertakes or is granted the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises other than as provided in (a) or (b) above, shall for all purposes hereof be deemed to be an assignment of this Lease and subject to the provisions of this Article VI. If equity interests in Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Article. The provisions of this paragraph (c) shall apply to a transfer (by one or more transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant, unless: (i) the Tenant maintains a net worth computed in accordance with generally accepted accounting principles consistently applied at least $75,000,000 immediately after giving effect to such transfer(s), and (ii) proof satisfactory to Landlord in Landlord’s sole discretion, reasonably exercised, of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction, unless by law or contract Tenant is prevented from disclosing such information prior to its effective date, in which case Tenant shall provide such evidence within two (2) Business Days of such effective date.

(d) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of this Lease, Landlord may, at any time and from time to time, so long as a monetary Default of Tenant exists, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular subletting or occupancy shall not in any way diminish the restriction stated in paragraph (c) of this Section 6.1 or the continuing liability of the original named Tenant. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No such assignment, subletting, or occupancy shall affect or be contrary to Permitted Uses. Any consent by Landlord to a particular assignment, subletting or occupancy shall be revocable, and any assignment, subletting or occupancy shall be void ab initio, if the same shall fail to require that such assignee, subtenant or occupant agree therein to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed except to the extent Landlord has consented in writing to exceptions to such obligations contained in a sublease. Tenant shall promptly reimburse Landlord for all reasonable costs, including attorneys’ fees, incurred by Landlord in connection with any request from Tenant regarding assignment or subletting

6.2 EXCESS PAYMENTS.

(a) If Tenant sublets the Premises or any portion thereof pursuant to paragraph 6.1(b) hereof, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the amount, if any, by which (x) the total annual rent and other consideration received by Tenant pursuant to such subletting (exclusive of the cost, if any, allocated to any of Tenant’s Removable Property leased or sold to the sublessee), less Tenant’s Transaction Expenses (as hereinafter defined) for each year of the sublease exceeds (y) the portion of the Basic Rent and Additional Rent attributable to the portion of the Premises so sublet, such Additional Rent to be paid monthly as received by Tenant. In addition, if Tenant shall assign this Lease other than pursuant to paragraph 6.1(a) hereof, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of any and all compensation received by Tenant in consideration of such assignment (exclusive of the cost, if any, allocated to any of Tenant’s Removable Property leased or sold to the assignee), less Tenant’s Transaction Expenses, such Additional Rent to be paid as received by Tenant. In no event shall the provisions of this Section 6.2 impose any additional obligation on Landlord to consent to an assignment of the Lease or a subletting of all or a portion of the Premises.

(b) For purposes hereof, “Tenant’s Transaction Expenses” shall be calculated as follows. First, determine the sum of: (1) all costs reasonably incurred by Tenant in negotiating and entering into such sublease or assignment transaction, including without limitation, reasonable legal fees, rental concessions and brokerage commissions; plus (2) the amount of Basic Rent, Additional Rent and other charges actually paid by Tenant under this Lease with respect to the Premises (or, in the case of a sublease of a portion of the Premises, such portion) during the period in which the Premises (or such portion) are unoccupied, either by Tenant or any assignee, sublessee or other occupant, for the conduct of business; plus (3) all costs actually incurred by Tenant in specifically preparing the Premises (or, in the case of a sublease of a portion of the Premises, such portion) for occupancy by such subtenant or assignee. Then, amortize the costs referred to in items (1), (2) and (3) on a straight-line basis over the term of the sublease in question (or, in the case of an assignment, over the then-remaining Term of this Lease, including any Extension Terms with respect to which Tenant shall have exercised its option to extend), using an assumed interest rate of 10% per annum. The result shall be Tenant’s Transaction Expenses. Tenant shall furnish to Landlord a written statement detailing the determination of Tenant’s Transaction Expenses.

6.3 LANDLORD’S AUDIT RIGHT. Landlord shall have the right to examine, copy and audit Tenant’s records establishing Tenant’s Transaction Expenses within sixty (60) days following the date that Landlord receives Tenant’s statement of such Transaction Expenses from Tenant. Landlord shall give Tenant not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records (including, without limitation, copies of all invoices, bills and/or receipts documenting such expenses), and such examination and audit shall take place at the Premises or such other location in Massachusetts where Tenant then conducts its business. All costs incurred by Landlord in connection with such examination and audit shall be borne by Landlord; provided, however, that if such examination and audit establishes that the actual Tenant’s Transaction Expenses are less than the amount set forth in the statement delivered to Landlord by at least four percent (4%), then Tenant shall pay the reasonable costs of such examination and audit. Such a examination and audit shall be undertaken by an independent reviewer who is reasonably acceptable to both parties and is a certified public accountant (or other qualified and reputable real estate consultant or advisor) with significant experience in accounting for similar properties (the “Initial Reviewer”). If Landlord completes its examination and audit and Tenant is unwilling to accept the determination of Tenant’s Transaction Expenses as determined through such examination and audit, and the parties are unable to reach agreement thereon within thirty (30) days after the receipt of such report, then Tenant shall, not later than thirty (30) days after the expiration of the aforesaid thirty (30) day period, retain a certified public accountant with the same qualifications as the Initial Reviewer who is reasonably acceptable to both parties (the “Second Reviewer”), who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her determination of Tenant’s Transaction Expenses and provide such report to both parties. If the lower determination by the two reviewers is within four percent (4%) of the higher determination by the two reviewers, then the average of the two determinations shall be deemed to be Tenant’s Transaction Expenses. If the lower determination is not within four percent (4%)

of the higher determination, and the parties are again unable to reach agreement thereon within thirty (30) days after the giving of the Second Reviewer’s report, then the Initial Reviewer and the Second Reviewer shall mutually select a person with qualifications stated above (the “Final Reviewer”) to resolve the dispute as to Tenant’s Transaction Expenses. Within ten (10) days of the selection of the Final Reviewer, Landlord and Tenant shall submit to the Final Reviewer a copy of each reviewer’s determination of Tenant’s Transaction Expenses. The Final Reviewer shall, within thirty (30) days after such submissions, review the submissions and make such equitable compromise between the two as the Final Reviewer, in its reasonable judgment, deems appropriate. The Final Reviewer shall give notice of his or her determination to Landlord and Tenant and such decision shall be final and binding upon Landlord and Tenant. Landlord shall pay the fees and expenses associated with the Initial Reviewer and Tenant shall pay the fees an expenses of the Second Reviewer, if any. The parties hall each pay one-half of the fees and expenses of the Final Reviewer, if any.

6.4 ATTORNMENT BY SUBTENANT. Any sublease of any portion of the Premises shall include an agreement by the subtenant that, in the event this Lease is terminated, such subtenant shall, at Landlord’s request, attorn to Landlord on the terms of the sublease, and in such event such sublease shall remain in full force and effect between Landlord and such subtenant as if the Lease had not terminated, and subtenant shall execute such instruments of attornment as Landlord shall reasonably request.

ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITION

OF PREMISES; SERVICES TO BE FURNISHED

BY LANDLORD

7.1 LANDLORD REPAIRS.

(a) Landlord will keep, manage and maintain the Building, the Complex and the Property in a manner substantially consistent with other similar first-class office properties in the suburban Boston area, and, except as otherwise noted herein, in full accordance with the applicable laws, codes, ordinances and regulations, and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector or other proper officers of the governmental agencies having jurisdiction. Landlord shall be responsible for ensuring that on the Commencement Date the Common Facilities comply with the Americans With Disabilities Act of 1990 and the regulations of the Massachusetts Architectural Access Board. Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, public areas, exterior walls (including exterior glass) and structure of the Building (including all plumbing, mechanical life safety and electrical systems installed by Landlord, and also including the heating, ventilation and air conditioning equipment or systems in the Building), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or (subject to applicable waivers of claims and rights of subrogation) any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Notwithstanding the foregoing, Tenant shall have the option to assume the obligation to maintain and repair the heating, ventilation and air conditioning equipment or systems in the Building if any other tenants of the Complex (except for Harvard Business School Publishing Corporation) perform such services for their premises and Tenant gives Landlord prior notice of Tenant’s intention to assume such obligations. The Landlord shall also keep and maintain all Common Facilities in a good and clean order, condition and repair, free of snow and ice and accumulation of dirt and rubbish, and shall keep and maintain all landscaped areas in the Complex in a neat and orderly condition and shall reseal and restripe all paved areas in the Complex as reasonably necessary. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

(b) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless (i) Tenant has given notice to Landlord of the need to make such repairs, or (ii) Landlord has actual knowledge of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice or knowledge, or fails to proceed with reasonable diligence to complete such repairs.

7.2 TENANT’S AGREEMENT.

(a) Tenant will keep the Premises and every part thereof neat and clean, and will maintain the same in good order, condition and repair, excepting only (i) those repairs for which Landlord is responsible under the terms of this Lease, (ii) reasonable wear and tear of the Premises, (iii) repairs made necessary by Landlord’s failure to repair or maintain the Complex or the Premises as required hereunder, and (iv) damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition. Except as described in Section 5.1(b)(iv), Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all laws, codes and ordinances from time to time in effect and all directions, rules and regulations of the proper officers of governmental agencies having jurisdiction, and the standards recommended by the applicable Board of Fire Underwriters, and shall, at Tenant’s expense, obtain all permits, licenses and the like required by applicable law. To the extent that the Premises constitute a “Place of Public Accommodation” within the meaning of the Americans With Disabilities Act of 1990, Tenant shall be responsible, subject to the requirements of Section 5.2, for making the Premises comply with such Act. Subject to Section 10.5 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its contractors or invitees (including any damage by fire or other casualty arising therefrom) and, if the premium or rates payable with respect to any policy or policies of insurance purchased by Landlord or Agent with respect to the Property increases as a result of payment by the insurer of any claim arising from any act or neglect of Tenant, or its contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent.

(b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same promptly, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch, after such demand (except in the case of an emergency, in which event Landlord may make such repairs immediately), Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section 15.18 being applicable to the costs thereof), and (except for loss or damage arising from Landlord’s grossly negligent or wrongful acts or omissions) shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason thereof.

7.3 FLOOR LOAD - HEAVY MACHINERY.

(a) Tenant shall not place a load upon any floor in the Premises exceeding eighty (80) pounds live load per square foot. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which shall not be unreasonably withheld and which may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

(b) If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4 BUILDING SERVICES.

(a) Landlord shall furnish heating and cooling as normal seasonal changes may require during normal Business Hours to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business office operations in accordance with the specifications set forth on Exhibit J attached hereto. The actual cost of electricity and other utilities and services (without any service charge or mark-up) necessary to provide such heating, cooling and ventilation shall be an Operating Cost, and shall not be billed directly to Tenant. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building systems or exceeds an electric load (excluding HVAC) of 6 watts per square foot of Premises Rentable Area (or, if greater, Tenant’s existing load requirement), or in any other way interferes with the systems’ ability to perform adequately its proper functions, Landlord shall use reasonable efforts to provide supplementary systems at Tenant’s expense.

(b) Landlord shall also provide:

(i) Passenger elevator service.

(ii) Warm water for lavatory and kitchen purposes and cold water (at temperatures supplied by the city in which the Property is located) for drinking, kitchen, shower, lavatory and toilet purposes. If Tenant uses water for any purpose other than for ordinary drinking, kitchen, shower, lavatory and toilet purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, (i) Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair, and (ii) Tenant agrees to pay for water consumed, as shown on the Building’s meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in default in making such payment Landlord may pay such charges and collect the same from Tenant as Additional Rent.

(iii) Cleaning and janitorial services to the Premises, substantially in accordance with the cleaning standards set forth on Exhibit F, as such standards may be modified (but not so as to materially diminish the level or quality of services) by Landlord from time to time.

(iv) Free access to the Premises subject to security precautions from time to time in effect, and subject always to restrictions based on emergency conditions.

(c) Landlord shall provide security services to the Complex and the Building. Security to the common areas of the Complex is currently provided from 7:00 p.m. to 6:00 a.m. on Business Days and 24 hours a day on non-Business Days. Tenant shall be responsible for the security of the Premises, and for any security system that it may choose, as its sole expense, to install therein in accordance with the provisions of this Lease. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible for so doing, after having first consulted with Landlord and after obtaining Landlord’s consent, which shall not be unreasonably withheld. All exterior doors of the Building, with the exception of the main lobby door, are locked and provide card access. Landlord will provide Tenant, at no charge, up to one access card for the Building security system for each employee of Tenant employed at the Premises as of the Commencement Date. Additional and replacement access cards will be provided by Landlord and paid for by Tenant as Additional Rent. Without derogating from Landlord’s obligations described in the first sentence above, and as outlined in Section 7.1, Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article X hereof, Tenant, for itself and its agents, contractors, and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, contractor or employee. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

(d) Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Complex, without thereby incurring any liability to Tenant except as described in Section 7.4(e), below when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord desirable or necessary which cannot, due to the risk of injury to persons or property, reasonably be performed during hours in which Tenant’s business in the Premises is closed, or when prevented from supplying such services or use by strikes, lockouts, difficulty in obtaining materials, accidents or any other cause beyond Landlord’s control, or by laws, orders or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power, except as set forth in paragraph (e) below. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent except as described in Section 7.4(e) below, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

(e) Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except any of the same due to any negligent or wrongful act or neglect of Tenant or Tenant’s agents, employees or contractors or any person claiming by, through or under Tenant or (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the negligence or a wrongful conduct of the Landlord or Landlord’s agents, servants, employees or contractors, and (iii) such Service Interruption continues for more than four (4) full Business Days after Landlord shall have received notice thereof from Tenant and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Basic Rent and Additional Rent for each day during which such Service Interruption continues after such four (4) Business Days; provided, however, that if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Basic Rent and Additional Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this Section 7.4(e) shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, water and sewer/septic service and electricity, but only to the extent that Landlord has an obligation to provide same (or facilities for the same) to Tenant under this Lease. Any abatement of Basic Rent and Additional Rent under this paragraph shall apply only with respect to Basic Rent and Additional Rent allocable to the period after each of the conditions set forth in subsections (i) through (iv) hereof shall have been satisfied and only during such times as each of such conditions shall exist.

7.5 ELECTRICITY.

(a) Electricity will be provided to the Premises in accordance with the Base Building Specifications attached hereto as Exhibit J. The Building 37 Premises shall be separately metered for electricity such that the applicable public utility company can provide electricity directly to the Building 37 Premises, and Landlord (at its sole cost) shall provide necessary submeters or other equipment or facilities to separate the cost of providing so-called “convenience” electricity from the electricity needed for the HVAC system and equipment serving Building 37 (which HVAC cost, without any service charge or mark-up, shall be an Operating Cost). The term “convenience” electricity shall refer to electricity for all lighting, plug in or hard-wired equipment, but excluding heating, ventilation and air conditioning in the Premises unless such HVAC is supplemental in addition to the base building system and is required due to Tenant’s particular use (including, without limitation, HVAC for a data center or computer room, special process rooms or conference-training centers, fitness centers or cafeterias requiring supplemental HVAC). The Building 131 Premises shall be submetered by the Landlord. In each case, Tenant shall be responsible for payment of all convenience electricity charges to the Landlord during the Term of this Lease and thereafter so long as Tenant is in occupancy of the Premises). Landlord shall permit Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord to be used to supply electricity to Tenant, in common with others, provided, subject to the provisions of Section 7.4(a), Tenant’s demand requirement for convenience electricity shall not exceed the load requirements of 6 watts per square foot of Premises Rentable Area (or, if greater, Tenant’s existing load requirement), and Tenant agrees in its use of the Premises (i) not to exceed such requirements and (ii) that its total connected lighting load it will not exceed the maximum from time to time permitted under applicable governmental regulations. In order to assure that the foregoing requirements are not exceeded and to avert possible adverse effect on the Building’s electric system, Tenant shall not, without Landlord’s prior consent, which consent shall not be unreasonably withheld, connect any fixtures, appliances or equipment to the Building’s electric distribution system other than personal computers, facsimile transceivers, typewriters, pencil sharpeners, adding machines, photocopiers, scanners, word and data processors, clocks, radios, hand-held or desk top calculators, desktop computers and customary “peripherals,” microwave ovens and other similar small electrical equipment normally found in business offices and not drawing more than 20 amps at 120/208 volts.

(b) If Tenant desires to have electricity for the Premises furnished by a provider (an “ASP”) other than the service provider from whom Landlord from time to time shall purchase electricity for the common areas of the Building, Tenant shall not enter into any agreement with any such ASP, or give such ASP permission to install lines or other equipment without the Landlord’s prior written consent in each instance, which consent will not be unreasonably withheld.

ARTICLE VIII

REAL ESTATE TAXES

8.1 TENANT TO REIMBURSE LANDLORD FOR REAL ESTATE TAXES. Tenant covenants and agrees to pay to Landlord as Additional Rent during the Term of this Lease, the Tax Reimbursement in accordance with this Article VIII. The following terms apply:

(a) “Tax Year” means the tax fiscal year commencing on July 1 and ending on the following June 30. If a taxing authority imposing real estate taxes adopts some other tax fiscal year, the term “Tax Year” shall, as to that taxing authority, mean such adopted tax fiscal year, and appropriate and equitable adjustments shall be made by Landlord and Tenant with respect to the transition period.

(b) “Base Tax Year” means the tax Fiscal Year commencing on July 1,2010 ending on June 30, 2011.

(c) “Real Estate Taxes” means, as to any given Tax Year, real estate taxes and any general or special assessments and betterment assessments (exclusive of penalties thereon) and imposed upon the Complex for any Tax Year.

(d) “Tenant’s Tax Share” shall mean, from December 1, 2009 through the date immediately preceding the New Building 131 Premises Rent Commencement Date, 7.46% (the percentage calculated by dividing the rentable square feet of the Premises (56,450) by the Rentable Square Feet of the Complex (757,144). From and after the New Building 131 Premises Rent Commencement Date, Tenant’s Tax Share shall be the percentage calculated by dividing the Premises Rentable Area by the Rentable Square Feet of the Complex (757,144). Tenant’s Tax Share shall be adjusted proportionately if the Rentable Square Feet of the Complex is increased or decreased or if the size of the Premises is increased or decreased.

(e) “Tax Reimbursement” shall mean with respect to each Tax Year during the Term of this Lease after the Base Tax Year, an amount equal to Tenant’s Tax Share of the increase in Real Estate Taxes for such Tax Year over Real Estate Taxes for the Base Tax Year.

8.2 PAYMENT OF THE TAX REIMBURSEMENT. Landlord shall annually estimate the Tax Reimbursement and, commencing on July 1, 2011, one-twelfth of the amount estimated shall be paid on each Rent Payment Day, whether or not the Real Estate Taxes are due and payable to the applicable taxing authority. Within sixty (60) days after Landlord furnishes Tenant with a copy of the bill(s) for or other evidence of Real Estate Taxes for a Tax Year, Landlord and Tenant shall make an adjustment, with payment to Landlord in the case that Tenant owes additional amounts to Landlord, or with a credit given by Landlord to Tenant against the Tax Reimbursement next coming due, so that Landlord shall receive the entire amount of the Tax Reimbursement with respect to such Tax Year and no more. If at the end of the Term of this Lease this Lease shall be in effect for less than a full Tax Year, the Tax Reimbursement for that Tax Year shall be prorated based on the number of days this Lease shall be in effect during such Tax Year. If this Lease expires or is terminated during a Tax Year, the adjustment referred to above shall occur upon such expiration or termination, or, if necessary, as soon thereafter as accurate information as to the Real Estate Taxes for the Tax Year is known, except that Landlord shall refund to Tenant any such excess payment, but Landlord may deduct from any adjustment due Tenant, any unpaid Rent or other claims that Landlord may have against Tenant.

8.3 ABATEMENT. Nothing contained in this Lease shall obligate Landlord to seek any abatement of Real Estate Taxes. If Landlord shall seek an abatement (or otherwise contest with a taxing authority the Real Estate Taxes), and if, after Tenant shall have made a payment to reimburse Landlord on account of such Real Estate Taxes, Landlord shall receive a refund with respect to a Tax Year of any portion of the Real Estate Taxes on which such payment shall have been based, then of the net refund (i.e., the amount of the refund remaining after deducting all actual and reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Landlord in obtaining such refund), Landlord shall grant Tenant a credit against Rent next coming due in the amount of Tenant’s Tax Share; provided, however, that Landlord need not pay Tenant as aforesaid more than the amount paid by Tenant to Landlord under Section 8.2 for the Lease Year(s) in question. If this Lease expires before Tenant realizes the benefit of the total amount of the credit to which Tenant is entitled under this Section 8.3, then Landlord shall pay Tenant the amount of the outstanding credit within thirty days after the expiration of this Lease after first deducting for any unpaid Rent or other claims that Landlord may have against Tenant, and, if Landlord receives a refund of Real Estate Taxes after the expiration of this Lease that would have resulted in a credit to Tenant under this Section 8.3, then Landlord shall pay to Tenant the amount of such credit within thirty days after the date that Landlord receives the refund from the taxing authority, after first deducting for any unpaid Rent or other claims that Landlord may have against Tenant.

8.4 LANDLORD’S RIGHT TO RECOVER. Tenant covenants and agrees to pay the Tax Reimbursement when due as provided in this Article VIII, for any breach of which Landlord shall have the rights and remedies set forth in Article XIII.

ARTICLE IX

OPERATING AND UTILITY EXPENSES

9.1 EXPENSE ALLOCATION. Tenant shall pay to Landlord as Additional Rent with respect to each Lease Year, the Expense Allocation, as such term is described in this Section 9.1.

Notwithstanding reference in this Section 9.1 or in any other provision of this Lease to a cost, expense, or disbursement paid by or incurred by Landlord, Landlord shall have no obligation to incur the cost (or to perform the work with regard thereto) unless specifically and expressly set forth or incorporated in Article VII, Article IX or other provision of this Lease.

The following definitions are applicable to Section 9.1:

(a) “Base Cost Year”: Fiscal Year 2011, commencing on July 1, 2010 and ending on June 30, 2011.

(b) “Cost Year”: A Fiscal Year (including without limitation the Base Cost Year) for which the Expense Allocation is applicable.

(c) “Tenant’s Operating Costs Share”: From December 1, 2009 through the date immediately preceding the New Building 131 Premises Rent Commencement Date, the Tenant’s Operating Costs Share shall be: (i) 100% of Building Operating Costs for Building 37; and (ii) 27.44% for Building 131 (the percentage calculated by dividing the rentable square feet of the Premises (13,500) by the rentable square feet of the Building (49,202)). From and after the New Building 131 Premises Rent Commencement Date, the Tenant’s Operating Costs Share shall be: (i) 100% of Building Operating Costs for Building 37; and (ii) for Building 131, the percentage calculated by dividing the rentable square feet of the sum of the Initial Building 131 Premises and the New Building 131 Premises by the rentable square feet of the Building (49,202)).

(d) “Expense Allocation” shall mean, with respect to each Cost Year during the Term of this Lease, an amount equal to Tenant’s Operating Costs Share of the increase in Operating Costs for such Cost Year over the Operating Costs for the Base Cost Year.

(e) “Initial Expense Allocation” shall mean one-twelfth of Landlord’s estimate of Tenant’s Operating Costs Share of the increase in Building Operating Costs for Fiscal Year 2012 over the Building Operating Costs for the Base Cost Year.

(f) “Building Operating Costs”: As defined on Exhibit C.

(g) “Complex Operating Costs”: As defined on Exhibit C.

(h) “Operating Costs”: Collectively, Building Operating Costs and Complex Operating Costs.

9.1.1 Expense Allocation Proration. The Expense Allocation will be prorated for any partial Cost Year occurring within the Term of this Lease, or that exists as a result of the earlier termination of this Lease.

9.1.2 Method of Payment. Payment of the Expense Allocation is described below.

9.1.2.1 Initial Method of Payment. Commencing on July 1,2011, Tenant shall pay one-twelfth of each of the Initial Expense Allocation until Landlord furnishes to Tenant an Annual Operating Estimate as described below.

9.1.2.2 Annual Operating Estimate. Landlord will, within ninety days of the end of each Fiscal Year, and after the Base Cost Year, furnish to Tenant a written estimate (“Annual Operating Estimate”) of the Operating Costs and Expense Allocation for the current Fiscal Year. During such Fiscal Year, commencing on the first day of the first calendar month of the Fiscal Year after the Base Cost Year, Tenant shall pay each month on the Rent Payment Day one-twelfth of the estimated Expense Allocation until Tenant receives another Annual Operating Estimate. If the Annual Operating Estimate shall be furnished to Tenant after the commencement of a Fiscal Year, then Tenant shall promptly pay to Landlord an amount equal to the portion of such increase allocable to the part of the current Cost Year that shall have elapsed, and such payment shall be made within thirty (30) days following the date that the Annual Estimate is furnished to Tenant. At any time during a Cost Year (but no more frequently than quarterly), Landlord shall be entitled to update and revise the Annual Operating Estimate if there is an increase or decrease in the Operating Costs during the Cost Year.

9.1.2.3 Occupancy of Building and Complex. If the actual percentage of occupancy of the Building or the Complex is less than one hundred percent for any Cost Year, including the Base Cost Year, the Operating Costs incurred shall be reasonably projected by Landlord on an item-by-item basis to be the estimated Operating Costs that would have been incurred if the Building and the Complex were one hundred percent occupied for such Cost Year (with all tenants paying full rent, as contrasted with free rent, half rent, or like rent concession), and with such services and utilities being supplied to all tenants, and such projected amount shall be included in Operating Costs for such Cost Year. It is understood that such projection will be based on Landlord’s reasonable estimate of the net incremental cost increase for each item of Operating Cost reasonably attributable to the unincurred expenses.

9.1.2.4 Year-End Adjustments. Commencing with the end of the Base Cost Year, Landlord shall within four months after the end of each Fiscal Year furnish to Tenant a statement (“Annual Operating Statement”) of the actual Operating Costs and, with respect to each Cost Year after the Base Cost Year, the Expense Allocation for the Cost Year then ended. Landlord and Tenant shall annually make such adjustments (described below) as may be necessary based on each such Annual Operating Statement, so that for each respective Cost Year (a portion thereof in the case of partial Lease Years, in which case as such amount shall be prorated) Tenant will have paid the amount of the actual Expense Allocation for the Cost Year, as follows:

(a) Underpayment by Tenant. If the Expense Allocation for the Cost Year as shown on the Annual Operating Statement exceeds the total payments made by Tenant with respect to estimates of same for the Cost Year, then Tenant shall pay Landlord the deficiency within thirty days after receipt of the Annual Operating Statement.

(b) Overpayment by Tenant. If the Expense Allocation for the Cost Year as shown on the Annual Operating Statement is less than the total monthly payments made by Tenant with respect to estimates of same for the Cost Year, Landlord shall give Tenant a credit (in the amount of such excess) against Rent, Tax Reimbursement payments, or other payments next coming due, unless the Lease has expired, in which case Landlord shall pay to Tenant, within thirty (30) days of the date of delivery to Tenant of such Annual Operating Statement, such excess after first deducting for any unpaid Rent or other claims that Landlord may have against Tenant. If an Event of Default existed under this Lease when this Lease terminates or expires, then any adjustment payments to be made by Landlord to Tenant may be reduced by (and Landlord may retain) any amounts owed by Tenant to Landlord, whether under this Lease or otherwise.

9.1.3 Record Keeping. Landlord shall keep full and accurate books of account covering Operating Costs, and the Annual Operating Statement shall accurately reflect same and Tenant’s share thereof. The books of account and all supporting documents shall be retained by Landlord for a period of at least one year after the delivery to Tenant of each Annual Operating Statement. Unless Tenant sends Landlord Tenant’s Audit Notice in compliance with Section 9.1.3, then Tenant shall be deemed to have waived its right to object to the calculation of Expense Allocation for the year in question and the calculation of the Expense Allocation set forth on such statement shall be final.

9.2 INSPECTION AND AUDIT RIGHTS. Upon Tenant’s written request given within one (1) year after Landlord delivers to Tenant the Annual Operating Statement (“Tenant’s Audit Notice”), Tenant shall have the right to inspect or audit Landlord’s books of account and all supporting documents with respect to matters set forth in the Annual Operating Statement. No audit or inspection shall extend to periods of time before the Commencement Date, provided, however, that Tenant shall remain entitled to any audit or inspection rights set forth in the Original Lease with respect to the period prior to the Commencement Date (subject to the provisions, conditions and restrictions of the Original Lease). Tenant’s audit or inspection shall commence no later than sixty (60) days after Tenant’s Audit Notice, and shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager, in either case, within the greater Boston area, during business hours reasonably designated by Landlord, and shall be completed no later than 180 days after Tenant’s Audit Notice. However, any unreasonable delays by Landlord shall extend the permitted time for the audit on a day for day basis. Tenant shall pay all costs of such audit or inspection. An audit may be made only by a reputable firm first approved by Landlord, which approval shall not be unreasonably withheld. As a condition to performing any such inspection or audit, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information that it discovers about Landlord, the Buildings or the Complex in connection with such examination, provided, however, Tenant shall be permitted to disclose such information as is necessary to its accountants, agents or partners, or as required for any financial filings. Tenant may not conduct an inspection or have an audit performed under this Section 9.2 more than once with respect to any Fiscal Year. Landlord shall keep full and accurate books of account covering the Operating Costs and the Annual Operating Statement shall accurately reflect same and Tenant’s share thereof.

9.2.1 Results of Audit. If Tenant’s inspection or audit reveals an overcharge to Tenant of the greater of (i) more than three percent (3%) of the annual Expense Allocation, and (ii) $1,500.00, then Landlord shall reimburse Tenant for up to $5,000.00 of the reasonable costs of such audit or inspection within thirty days of receipt of a reasonably detailed invoice therefor. Regardless of the magnitude of any overcharge or underpayment revealed by any such audit, Landlord shall refund to Tenant any overpayment of Expense Allocation, and Tenant shall pay to Landlord any underpayment of Expense Allocation as revealed by such audit or inspection within thirty (30) days after notification thereof, and in each instance together with interest at the annual rate of the Prime Rate plus three percent.

9.3 UTILITY PAYMENTS. Beginning on the Commencement Date, Tenant shall be responsible for the payment of all metered or submetered utilities used and consumed in the Premises directly to the appropriate utility company. Electricity and natural gas used and consumed in the Premises will be measured by separate meters which are in the control of the Landlord.

ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1 INDEMNITY.

(a) Except to the extent that such claims arise from the negligent acts or omissions of Landlord or its agents or employees, Tenant agrees to indemnify and save harmless Landlord and Landlord’s partners, members, shareholders, officers, directors, managers, employees, agents and contractors from and against all claims, loss, cost, damage or expense of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring outside of the Premises but on the Property where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of Tenant or Tenant’s agents, employees, contractors or sublessees; or (iii) the use or occupancy of the Premises or of any business therein, or any thing or work whatsoever done, or any condition created (other than by Landlord) in or about the Premises; and, in any case, occurring after the date of this Lease until the end of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.

(b) Landlord agrees to indemnify and save harmless Tenant and Tenant’s officers, directors, employees, agents and contractors from and against all claims, loss, cost, damage or expense of whatever nature arising from any accident, injury or damage, to the extent that such accident, damage or injury results from a negligent or willful and wrongful act or omission on the part of Landlord or Landlord’s agents, contractors or employees and occurring after the date of this Lease until the end of the Term of this Lease, except to the extent that such claims arise from the negligent acts or omissions of Tenant or its agents, contractors or employees. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.

10.2 PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) under which Tenant is named as an insured and Landlord, Agent (and any mortgagee and/or ground landlord of Landlord as may be set out in a notice from time to time) are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord, Agent and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the foregoing requirements. Each such policy shall be non-cancelable and non-amendable with respect to Landlord, Agent and Landlord’s said designees without thirty (30) days’ prior notice, shall be written on an “occurrence” basis, and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as Landlord shall from time to time request (but not more frequently than annually unless a Default of Tenant exists), and a duplicate original or certificates thereof satisfactory to Landlord, together with a photocopy of the entire policy, shall be delivered to Landlord.

10.3 TENANT’S RISK. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. Except to the extent that such claims arise from the negligent or wrongful acts or omissions of Landlord or its agents or employees, neither Landlord nor Landlord’s insurers shall have any responsibility or liability for any loss of or damage to Tenant’s Removable Property. Tenant shall carry “all-risk” property insurance on a “replacement cost” basis, insuring Tenant’s Removable Property and any alterations, additions or improvements installed by Tenant pursuant to Section 5.2, to the extent that the same have not become the property of Landlord, and other so-called improvements and betterments. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4 INJURY CAUSED BY THIRD PARTIES. Except to the extent that such claims arise from the negligent or wrongful acts or omissions of Landlord or its agents or employees, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise.

10.5 WAIVER OF SUBROGATION. Any property insurance policies carried by Tenant or by Landlord covering the Premises, the Building or the Complex, including policies covering contents, fire, and casualty insurance, shall expressly waive any right on the part of the insurer against Landlord and Tenant, respectively, by subrogation or otherwise. Tenant and Landlord agree that its policies will contain such waiver clause or endorsement if such waiver clause or endorsement is available from such insurer, whether or not an additional premium is required. With respect to claims that Tenant may have against Landlord, or claims that Landlord may have against Tenant, for fire or casualty or other damage to any or all of the Premises, property on the Premises, the Building, or other property in the Complex (including business interruption caused thereby), which claims are covered by insurance payable to and protecting Tenant or Landlord, or would have been so covered had Tenant or Landlord obtained the insurance required under this Lease, Tenant or Landlord, as applicable, hereby waives all claims to the extent of Tenant’s or Landlord’s insurance coverage, as applicable, or to the extent of the insurance coverage Tenant or Landlord, as applicable, would have had if Tenant or Landlord, as applicable, obtained the insurance required under this Lease. The foregoing waiver shall apply to claims for damage whether such damage is caused wholly or partially, whether through negligence or otherwise, by Landlord or Tenant, as applicable, or their respective agents, employees, tenants, subtenants, licensees, or assignees.

ARTICLE XI

LANDLORD’S ACCESS TO PREMISES

11.1 LANDLORD’S RIGHTS. Landlord and Agent shall have the right to enter the Premises at all reasonable hours and, except in the case of an emergency, upon reasonable advance notice, for the purpose of inspecting or making repairs to the same, or otherwise exercising its rights or fulfilling its obligations under this Lease, and Landlord and Agent shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or (during the last nine (9) months of the Initial Term or any Extension Term) tenants of any part of the Property.

ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.

12.1 ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, Basic Rent and Additional Rent payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant’s use of the Premises, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Section 5.2) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or loss of business arising from such fire, casualty or eminent domain.

12.2 LANDLORD’S RIGHT OF TERMINATION. If the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or if any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within sixty (60) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate 30 days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. In addition, if this Lease is not terminated despite substantial damage to the Premises or the Building, then within sixty (60) days after such damage, Landlord will provide Tenant with the certification of an independent architect or engineer as to the period of time that will, in the good faith opinion of such architect or engineer, be required to effect the repairs to be made by Landlord.

12.3 RESTORATION. If this Lease shall not be terminated pursuant to Section 12.2, Landlord shall thereafter use reasonable efforts to restore the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Section 5.2 that have not become part of the Premises and the property of Landlord as provided therein) to proper condition for Tenant’s use and occupation, provided that so long as Landlord carries the insurance described in Section 5.5 Landlord’s obligation shall be limited to the amount of insurance proceeds available therefor. If, for any reason, either (x) the architect’s or engineer’s certification delivered by Landlord indicates that the repairs to be performed by Landlord cannot reasonably be expected to be substantially completed before the expiration of four (4) months from the date such repair work commences or (y) despite the use of Landlord’s reasonable efforts, such restoration shall not in fact be substantially completed within four (4) months after the expiration of the sixty day period referred to in Section 12.2, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord thereof within thirty (30) days after the receipt of such estimate or the expiration of such four (4) month period, (which four-month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord’s reasonable control, but in no event for more than an additional three months), provided that such restoration is not completed within such four (4) month period (as so extended) in either case. This Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after such giving of notice by Tenant unless, within such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration, and time shall be of the essence with respect thereto.

12.4 AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

12.5 LANDLORD’S INSURANCE. Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord be required to carry other than fire and extended coverage insurance in an amount equal to 100% of the actual insurable cash value of the Building (excluding footing and foundations). Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy, provided that the amount of coverage allocated to the Property shall fulfill the foregoing requirements. If President and Fellows of Harvard College (“Harvard”), or any affiliate of, or related entity to, Harvard is the Landlord under this Lease, it shall have no obligation to carry or maintain such insurance, provided that if Harvard elects not to carry third-party insurance, Harvard shall self-insure for all or any portion of the coverages required by this Section 12.5.

ARTICLE XIII

DEFAULT

13.1 TENANT’S DEFAULT.

(a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a “Default of Tenant”) shall happen:

(i) Tenant shall fail to pay the Basic Rent, or Additional Rent or other charges hereunder when due and such failure shall continue for three (3) full Business Days after notice to Tenant from Landlord; or

(ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such 30-day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (ii)); or

(iii) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv) Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v) An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(vi) A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of ninety (90) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of ninety (90) days (whether or not consecutive); or

(vii) If: (x) Tenant shall fail to pay the Basic Rent, Additional Rent or other charges hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to cure any such failure within the applicable grace period set forth in clauses (i) or (ii) above; or (y) a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Default of Tenant after the applicable grace period has expired; and the same or similar failure shall occur more than three times within the next 365 days (whether or not such similar failure is cured within the applicable grace period); or

(viii) Any breach involving the disturbance (by noise, loud music, odors, or nuisance) of another tenant in the Building or an abutter that results in a formal or informal, oral or written complaint to Landlord by such tenant or abutter or by a governmental official, if such breach or a similar breach continues or occurs ten (10) days after Landlord gives notice to Tenant of such breach, the same shall be a Default of Tenant (without any further right to cure).

then in any such case Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) For purposes of clause (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. §101, et seq.. If an Event of Bankruptcy occurs, then the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following within 60 days after the date of the filing of the voluntary petition, the entry of the order for relief (or such additional time as a court of competent jurisdiction may grant, for cause, upon a motion made within the original 60-day period):

(i) file a motion to assume the Lease with the appropriate court;

(ii) satisfy all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A)	cure all Defaults of Tenant under this Lease or provide Landlord with Adequate Assurance (as defined below) that it will (x) cure all monetary Defaults of Tenant hereunder within 10 days from the date of the assumption; and (y) cure all nonmonetary Defaults of Tenant hereunder within 30 days from the date of the assumption;

(B)	compensate Landlord and any other person or entity, or provide Landlord with Adequate Assurance that within 10 days after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C)	provide Landlord with Adequate Assurance of Future Performance (as defined below) of all of Tenant’s obligations under this Lease; and

(D)	deliver to Landlord a written statement that the conditions herein have been satisfied.

(c) For purposes only of the foregoing paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) entering an order segregating sufficient cash to pay Landlord and any other person or entity under paragraph (b) above, and

(ii) granting to Landlord a valid first lien and security interest (in form acceptable to Landlord) in all property comprising the Tenant’s “property of the estate,” as that term is defined in Section 541 of the Bankruptcy Code, which lien and security interest secures the trustee’s or debtor-in-possession’s obligation to cure the monetary and nonmonetary defaults under the Lease within the periods set forth in paragraph (b) above.

(d) For purposes only of paragraph (b), and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least meeting the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the trustee or debtor-in-possession depositing with Landlord, as security for the timely payment of rent and other monetary obligations, an amount equal to the sum of two (2) months’ Basic Rent plus an amount equal to two (2) months’ installments on account of Operating Costs and Taxes, computed in accordance with Articles VIII and IX, of this Lease;

(ii) the trustee or the debtor-in-possession agreeing to pay in advance, on each day that the Basic Rent is payable, the monthly installments on account of Operating Costs and Taxes, computed in accordance with Articles VIII and IX of this Lease;

(iii) the trustee or debtor-in-possession providing adequate assurance of the source of the rent and other consideration due under this Lease;

(iv) Tenant’s bankruptcy estate and the trustee or debtor-in-possession providing Adequate Assurance that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the bankruptcy estate (and any successor after the conclusion of the Tenant’s bankruptcy proceedings) will have sufficient funds to fulfill Tenant’s obligations hereunder.

(e) If the trustee or the debtor-in-possession assumes the Lease under paragraph (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

(f) For purposes only of paragraph (e) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i) the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii) if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness.

(g) If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made.

(h) In the event of any termination, Tenant shall pay the Basic Rent, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (x) the Basic Rent, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all actual third party expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (y) if, in accordance with Section 3.1(a). Tenant commenced payment of the full amount of Basic Rent on any day other than the Rent Commencement Date, the amount of Basic Rent that would have been payable during the period beginning on the Rent Commencement Date and ending on the day Tenant commenced payment of the full amount of Basic Rent under such Section 3.1(a). Tenant shall pay the portion of such current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such current damages referred to in clause (y) above to Landlord upon such termination.

(i) At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the then discounted present value as determined by Landlord in its discretion, reasonably exercised, of the Basic Rent, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Costs would be the same as the payments required for the immediately preceding Operating or Tax Year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period.

(j) In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord shall (i) promptly use reasonable efforts to re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole commercially reasonable judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Provided Landlord uses such efforts, Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Notwithstanding the foregoing, in no event shall Landlord be required to (i) relet the Premises before leasing other vacant space in the Complex, (ii) lease the Premises for a rental less than the current fair market rental than prevailing for similar office space, (iii) enter into a lease with any proposed tenant that does not have, in Landlord’s sole discretion sufficient financial resources or operating experience to operate the Premises in a first-class manner, or (iv) relet the Premises for use other than the Permitted Use.

(k) Intentionally deleted.

(l) The specified remedies to which either party may resort hereunder are not intended to be exclusive of any remedies or means of redress to which such party may at any time be entitled lawfully, and each party may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(m) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys’ fees and expenses at both the trial and appellate levels) occasioned by any Default of Tenant shall be paid by Tenant. All costs and expenses incurred by or on behalf of Tenant (including, without limitation, attorneys’ fees and expenses at both the trial and appellate levels) occasioned by any Default of Landlord shall be paid by Landlord.

13.2 LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity (and for any failure other than one relating to the structural repair of a building in the Complex, within one hundred twenty (120) days after the notice described above in this Section 13.2). If Tenant notifies Landlord that the failure by

Landlord involves or gives rise to a situation in which there is a reasonable likelihood of imminent bodily injury or harm, or of imminent and material damage to the Premises or the Tenant’s property, then the 30-day period referred to above will be shortened to a period that is reasonable under the circumstances in question, and Landlord shall promptly commence to cure such failure.

ARTICLE XIV

PROVISIONS PERTAINING TO THE PROPERTY

14.1 COMMUNITY OUTREACH. Tenant acknowledges that Landlord is obligated, under a certain affirmative community outreach agreement by and between Landlord and Watertown Arsenal Development Corporation dated as of the first day of December, 1998, to cause every person and entity conducting a business located in whole or in part in or on the Complex to make every reasonable effort, in employing persons for such business, to give preference to residents of Watertown, Massachusetts. Tenant agrees to make known to Landlord any employment opportunities within Tenant’s business at the Premises (to the extent that such job openings are not being filled from within the Tenant’s business), and authorizes Landlord to advertise those employment opportunities, such that residents of Watertown, Massachusetts will be aware of, and can make application to be considered for, such employment opportunities. Tenant also agrees that if the Tenant advertises any such employment opportunities in any trade publication or in any newspaper, that Tenant shall also concurrently advertise such positions in a similar form, content and size in at least one newspaper based in Watertown with a general circulation throughout Watertown.

14.2 HAZARDOUS MATERIALS.

14.2.1 DEFINITIONS.

(a) As used herein, the term “Environmental Laws” shall mean any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 2ID, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

(b) As used herein, “Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance,” “chemical substance or mixture,” or “asbestos containing materials,” as the foregoing terms (in quotations) are defined in the Environmental Laws.

(c) As used herein, “Environmental Conditions” shall mean any “disposal,” “release” or “threat of release” of Hazardous Materials on, from or about the Building or Complex or storage of Hazardous Materials on, from or about the Building or Complex.

(d) As used herein “Environmental Restriction” shall mean all the restrictions imposed in the use of the Complex as set forth on Exhibit E attached hereto. As used herein, “FOST” shall mean the Finding of Suitability to Transfer dated July 30, 1998, prepared for the US Department of the Army by the US Army Corps of Engineers.

14.2.2 HAZARDOUS MATERIALS.

(a) Tenant acknowledges that it has received a copy of the Environmental Restrictions and of the FOST. Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Complex and Tenant’s use of the Premises shall comply with all applicable Environmental Laws and the Environmental Restrictions. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release or disposal of Hazardous Materials in or about the Premises or the Complex by Tenant or Tenant’s agents, employees or contractors after the Commencement Date as well as any violation of the Environmental Restrictions by Tenant or its agents, employees or contractors.

(b) Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received by any governmental authority concerning Hazardous Materials which relates to the Premises or the Complex, and (ii) any Environmental Condition. Tenant may use chemicals such as adhesives, lubricants, ink, solvents and cleaning fluids in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises, and such other Hazardous Materials as are necessary for the operation of Tenant’s business of which Landlord receives notice prior to such Hazardous Materials being brought onto the Premises. At any time during the term of this Lease, Tenant shall, within ten (10) Business Days after written request therefor received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant in the Premises, the nature of such use and the manner of storage and disposal.

(c) Landlord may cause testing wells to be installed on the Site, and may cause the ground water to be tested to detect the presence of Hazardous Materials by the use of such tests as are then customarily used for such purposes. Without Landlord’s prior written consent, Tenant shall not conduct in the Complex or on the Site any sampling or investigation of soil or ground water to determine the presence of any constituents therein.

14.2.3 OTHER OCCUPANTS. Landlord and Tenant acknowledge that other tenants at the Complex (hereinafter “Other Occupants”) have agreed, in certain circumstances, to indemnify Landlord from certain liabilities, losses, claims, damages, interest, penalties, fines, attorneys’ fees, experts fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release or disposal of Hazardous Materials, in or about the Complex, or portions thereof, by such Other Occupant or the agents, employees or contractors of such Other Occupant, as well as any violation of the Environmental Restrictions by such Other Occupant or its agents, employees or contractors. This obligation is called a “Third Party Indemnity”. Landlord and Tenant acknowledge that Tenant may have rights as a third-party beneficiary to such Third Party Indemnities, and Landlord agrees not to interfere with Tenant’s exercise of such third party beneficiary rights, if any. Landlord represents that the Third Party Indemnity contained in its form lease for the Complex is substantially similar to the indemnity contained in the last sentence of Section 14.2.2(a) of this Lease, and that Landlord has obtained a similar indemnity from all tenants which have executed leases at the Complex to date, and intends to request a similar indemnity in substantially all leases subsequently executed.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for Permitted Uses; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent hereunder. Landlord covenants and agrees that use of the Premises for the Permitted Use will not in itself give rise to Additional Rent pursuant to this Section 15.1.

15.2 WAIVER.

(a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

15.3 COVENANT OF QUIET ENJOYMENT. Subject to the terms and provisions of this Lease, on payment of the Basic Rent and Additional Rent and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.4 LANDLORD’S LIABILITY.

(a) Tenant specifically agrees to look solely to Landlord’s then equity interest in the Property at the time owned, together with rents, issues, profits and proceeds therefrom to the extent held by Landlord, for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property, together with rents, issues, profits and proceeds therefrom to the extent held by Landlord.

(b) With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or failure whenever and for so long as may be necessary by reason of the making of repairs or changes which Landlord is required or is permitted by this Lease or by law to make or in good faith deems necessary, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any other cause beyond Landlord’s reasonable control, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, nor shall any such failure give rise to any claim in Tenant’s favor that Tenant has been evicted, either constructively or actually, partially or wholly.

(c) Except as expressly provided in this Lease, in no event shall either party ever be liable to the other for any loss of business or any other indirect or consequential damages suffered from whatever cause.

(d) Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any third party expenses actually and reasonably incurred by Landlord (including without limitation legal fees and costs, if any) in connection therewith.

15.5 NOTICE TO MORTGAGEE OR GROUND LESSOR. After receiving notice from any person, firm or other entity that it holds a mortgage or a ground lease which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor (provided Tenant shall have been furnished with the name and address of such holder or ground lessor), and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

15.6 ASSIGNMENT OF RENTS AND TRANSFER OF TITLE.

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage or the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c) Except as provided in paragraph (b) of this Section 15.6, in the event of any transfer of title to the Property by Landlord, Landlord shall, upon written assumption by the transferee of all of Landlord’s obligations hereunder (which shall be delivered to Tenant), thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

15.7 RULES AND REGULATIONS. Tenant shall abide by the reasonable Rules and Regulations from time to time established by Landlord, it being agreed that such Rules and Regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all Rules and Regulations shall be generally applicable to other tenants of the Complex of similar nature to the Tenant named herein. Landlord agrees to use reasonable efforts to insure that any such Rules and Regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Complex, or persons having business with them. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit D.

15.8 ADDITIONAL RENT. If Tenant shall fail to pay when due any sums under this Lease designated as Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

15.9 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

15.10 PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article VI hereof.

15.11 RECORDING. Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a so-called notice of lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s attorneys. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within fifteen (15) days. The obligations of Tenant under this Section shall survive the expiration or any earlier termination of the Lease.

15.12 NOTICES. Whenever, by the terms of this Lease, notices shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by registered, express or certified mail, postage prepaid, return receipt requested, or by a recognized express delivery or courier service:

If intended for Landlord, addressed to Landlord at Landlord’s Original Address and marked: “Attention: Audrey K. Wang, with copies to Marcia C. Robinson, Esq., Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts 02110 (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at Tenant’s Original Address with a copy to: Stephen T. Langer, Esq., Langer & McLaughlin, LLP, 855 Boylston Street, Boston, MA 02116, (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

All such notices shall be effective on the earlier of (a) actual receipt, or (b) three (3) Business Days after being deposited in the United States Mail within the Continental United States, provided that the same are received in ordinary course at the address to which the same were sent. Any notice claiming the existence of a breach or default by the recipient thereof, shall be sent only by hand or by nationally recognized, reputable overnight delivery or courier service (such as Federal Express or UPS) and shall state at the top of such notice “THIS IS A NOTICE OF DEFAULT UNDER A LEASE, AND FAILURE TO CURE THIS DEFAULT WITHIN THE TIME PROVIDED MAY RESULT IN A TERMINATION OF THE LEASE.”

15.13 WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between Landlord and Tenant, and expressly supersedes any negotiations, considerations, representations and understandings between Landlord and Tenant or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

15.14 PARAGRAPH HEADINGS AND INTERPRETATION OF SECTIONS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

15.15 RIGHTS OF MORTGAGEE OR GROUND LESSOR. As of the Commencement Date, there is no mortgage encumbering the Property. This Lease shall be subordinate to any mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect, provided that, with respect to any subsequent mortgage, the ground lessor or holder of any such mortgage enters into a subordination, non-disturbance and attornment agreement with Tenant on such lessor’s or mortgagee’s customary form. If this Lease is subordinate to any mortgage or ground lease and the holder thereof (or successor), shall succeed to the interest of Landlord, at the election of such holder (or successor) Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder (or successor) and Tenant. Tenant agrees to execute such instruments of subordination, non-disturbance or attornment in confirmation of the foregoing agreement as such holder may request, so long as the same are in form and substance reasonably acceptable to Tenant, and, upon written request by Tenant, Landlord agrees to use commercially reasonable efforts (but shall not be obligated) to obtain the same from such holder.

15.16 STATUS REPORT. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. The parties agree to respond to any such request within ten (10) Business Days after receipt of such request.

15.17 SECURITY DEPOSIT. Intentionally deleted.

15.18 REMEDYING DEFAULTS. Landlord shall have the right after written notice to Tenant, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the base rate in effect from time to time at Bank of America, N.A. as Additional Rent. Any payment of Basic Rent, Additional Rent or other sums payable hereunder not paid when due shall, at the option of Landlord, bear interest at a rate equal to 3% over the base rate in effect from time to time at Bank of America, N.A. from the due date thereof and shall be payable forthwith on demand by Landlord, as Additional Rent. If at any time during the Term of this Lease Bank of America, N.A. has ceased to exist, then the interest rate prescribed in this Section 15.18 shall be equal to 3% over the base rate in effect at the largest nationally chartered bank having its headquarters in Boston, Massachusetts.

15.19 HOLDING OVER. Subject to Landlord not having leased the Premises to a third party, and provided that Tenant delivers written notice of its intention to do so not less than eight (8) months prior to the Lease Expiration Date, Tenant may holdover for up to one six (6) month period (the “Holdover Period”). The Basic Rent for the first three (3) months of the Holdover Period shall be at a rate of one and one-quarter (1 1/4) times the Basic Rent then in effect. The Basic Rent for the next three (3) months of the Holdover Period shall be at a rate of one and one-half times (1 1/2) times the Basic Rent then in effect. Tenant shall continue to be responsible for Additional Rent and other charges herein provided (prorated on a daily basis) during the Holdover Period. Thereafter, any holding over by Tenant shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the Basic Rent then in effect plus Additional Rent and other charges herein provided (prorated on a daily basis) and Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over beyond the Holdover Period. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

15.20 SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only damage due to Landlord’s breach of its obligations hereunder or Landlord’s gross negligence or willful misconduct, ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant shall remove all of Tenant’s Removable Property and, to the extent specified by Landlord as provided in Section 5.2, all alterations and additions made by Tenant and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

15.21 HARVARD NAME. Unless Landlord gives its prior written consent in each instance, Tenant shall not (i) use the word “Harvard” (whether alone or in combination with other words, except that the combination “Harvard Square” is permitted), (ii) display or otherwise use the name, emblem, or logo (or any similar name, emblem, or logo) of any school, department, or other component, constituent, or affiliate of Landlord (collectively, “Harvard Name”), (iii) otherwise refer to Landlord or any school, department, or other component or affiliate of Landlord, whether in or on any sign, advertisement (including any newspaper, television, or radio advertisement), commercial announcement, circular, flier, or other publication, or (iv) stock in or sell from the Premises merchandise bearing the Harvard Name. Landlord will have the right to seek to enforce the foregoing provision in judicial proceedings by a decree of specific performance and appropriate injunctive relief as may be applied for and granted in connection with such enforcement.

15.22 BROKERAGE. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than the Brokers, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by the Brokers). Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than the Brokers, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim (except any claim by the Brokers).

15.23 DISPUTE RESOLUTION. In the event of a dispute between Landlord and Tenant pursuant to this Lease (other than a dispute relating to the payment of Basic Rent and estimated payments on account of Taxes and/or Operating Costs) the parties agree that prior to pursuing other available remedies (but excluding the giving of notices of a default by the other party), they will attempt to directly negotiate resolution of their dispute. If negotiation is unsuccessful, then they agree to participate in at least three hours of mediation to be facilitated by a mediator mutually acceptable to them and under the mediation procedures set by the mediator. The mediation session shall be conducted within thirty (30) days of the date on which the mediator receives the request to mediate. The costs of such mediation shall be shared equally by the parties.

15.24 WAIVER OF JURY TRIAL. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises.

15.25 NOT AN OFFER. The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

15.26 TIME IS OF THE ESSENCE. Time is of the essence of each provision of this Lease.

15.27 MULTIPLE COUNTERPARTS. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

15.28 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist.

15.29 ADDITIONAL PROVISIONS. The additional provisions included in the Lease Rider attached hereto as Exhibit G are incorporated in this Lease by reference.

[signatures to follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD:

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By:	/s/ THOMAS E. VAUTIN
Name:	Thomas E. Vautin
Title:	Acting V.P. for Administration

By:	/s/ JAMES W. GRAY
Name:	James W. Gray
Title:	Assoc. V.P. of Harvard Real Estate Services

TENANT:

BRIGHT HORIZONS CHILDREN’S CENTERS, LLC

By:	/s/ STEPHEN DREIER
Name:	Stephen Dreier
Title:	CAO

Exhibit G

Lease Rider

The following provisions are hereby incorporated into this Lease.

A. Extension Options

1. Extension Options. Provided that, at the time of each such exercise, (i) this Lease is still in full force and effect, (ii) Tenant and/or any Tenant successors, sublessees or assignees for which Landlord’s consent was not required is occupying no less than sixty percent (60%) of the Premises for the conduct of its business, and (iii) no Default of Tenant shall have occurred and be continuing, Tenant shall have the right and option to extend the Term of this Lease for the entire Premises for two (2) extended terms often (10) years each (the “Extension Terms”). Any Extension Term shall commence on the day immediately succeeding the expiration date of the Initial Term or the first Extension Term, as the case may be, and shall end on the day immediately preceding the tenth (10th) anniversary of the first day of such Extension Term. Tenant shall exercise such option to extend by giving written notice to Landlord of its desire to do so not later than twelve (12) months prior to the expiration date of the Initial Term or the first Extension Term, as the case may be. Within ten (10) Business Days after receiving Tenant’s notice of its desire to extend the term of this Lease, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value of the Premises for the applicable Extension Term (to be estimated as of the first day of the applicable Extension Term). The giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the applicable Extension Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails to give such notice to Landlord, this Lease shall automatically terminate at the end of the Initial Term or the first Extension Term, as applicable, and Tenant shall have no further option to extend the Term of this Lease. Any Extension Term shall be on all the terms and conditions of this Lease, except: (i) during the second Extension Term, the provisions of this Section A shall not be effective, and (ii) (a) the annual Basic Rent for each Extension Term shall be ninety-five percent (95%) of the Fair Market Rental Value for the Premises as of the commencement of such Extension Term.

2. Fair Market Rental Value. For purposes of Section A of this Exhibit G, the term “Fair Market Rental Value” shall mean the market rental value per year for the Premises, as of the commencement of the applicable Extension Term, as agreed by Landlord and Tenant.

If Tenant is unwilling to accept Landlord’s estimate of Fair Market Rental Value as set forth in Landlord’s notice referred to in Section A(l) above, and the parties are unable to reach agreement thereon within thirty (30) days after the giving of such notice by Landlord, then Landlord and Tenant shall, not later than thirty (30) days after the expiration of the aforesaid thirty (30) day period, each retain a real estate professional with at least ten (10) years continuous experience in the business of appraising or marketing commercial real estate in the greater Boston area who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her determination of the Fair Market Rental Value for such Extension Term. Landlord and Tenant shall simultaneously exchange such reports; provided, however, if either party has not obtained such a report within sixty (60) days after Tenant receives the Fair

Market Rental Value Notice, then the determination set forth in the other party’s report shall be final and binding upon the parties. If both parties receive reports within such time and the lower determination is within ten percent (10%) of the higher determination, then the greater of (i) the annual Basic Rent in effect immediately preceding such Extension Term or (ii) the average of the two determinations shall be deemed to be the Fair Market Rental Value for such Extension Term. If the lower determination is not within ten percent (10%) of the higher determination, then Landlord and Tenant shall mutually select a person with the qualifications stated above (the “Final Professional”) to resolve the dispute as to the Fair Market Rental Value for such Extension Term. If Landlord and Tenant cannot agree upon the designation of the Final Professional within thirty (30) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto, for the designation of a Final Professional. Within ten (10) days of the selection of the Final Professional, Landlord and Tenant shall each submit to the Final Professional a copy of their respective real estate professional’s determination of the Fair Market Rental Value for such Extension Term. The Final Professional shall not perform his or her own valuation, but rather shall, within thirty (30) days after such submissions, select the submission which is closest to the determination of the Fair Market Rental Value for such Extension Term which the Final Professional would have made acting alone. The Final Professional shall give notice of his or her selection to Landlord and Tenant and such decision shall be final and binding upon Landlord and Tenant. Each party shall pay the fees and expenses of its real estate professional and counsel, if any, in connection with any proceeding under this paragraph, and the parties shall each pay one-half of the fees and expenses of the Final Professional.

B. Tenant’s Right of First Offer.

1.	Right of First Offer/Conditions

a.	Tenant shall have a right of first offer (the “Right of First Offer”) after initial lease-up, on the First Offer Space, as defined below, upon the terms and conditions set forth in this Section B. This Right of First Offer shall apply only to Bright Horizons Children’s Centers, LLC and Affiliates of Bright Horizons Children’s Centers, LLC, and no other assignee, subtenant or successor of Bright Horizons Children’s Centers, LLC shall have any rights under this Right of First Offer. The term “Affiliate(s)” shall mean an entity that is directly or indirectly through one or more subsidiaries controlled by, is under common control with, or which controls Bright Horizons Family Solutions, LLC or Bright Horizons Children’s Centers, LLC. For the purposes of this Section, “control” shall mean the ownership of more than fifty percent of the beneficial interest of the entity in question, together with rights to exercise more than fifty percent voting control over the entity.

b.	The space that is subject to the rights in this Section A is limited to the following tenantable space that Landlord intends to lease for general office use including, but not limited to the following (the “First Offer Space”): (i) a portion of the first floor of Building 131 consisting of approximately 2,902 rentable square feet; (ii) a portion of the second floor of Building 131 consisting of approximately 10,000 rentable square feet; (iii) a portion of the third floor of Building 131 consisting of approximately 4,200 rentable square feet; and (iv) all of the tenantable space in the building located at 321 Arsenal Street, Watertown, Massachusetts and known as Building 312.

c.	Tenant shall not be permitted to exercise this Right of First Offer, and Landlord shall have no obligation to deliver an Offering Notice, as defined below, unless Landlord determines that the following conditions precedent (collectively, the “First Offer Conditions”) have been satisfied at the time that any First Offer Space becomes available:

(i)	this Lease is in full force and effect and Bright Horizons Children’s Centers, LLC or an Affiliate is the Tenant,

(ii)	No Default of Tenant shall have occurred and be continuing;

(iii)	Landlord determines, based on the then current Tenant’s Financial Statement, that Tenant is sufficiently capable of meeting the additional financial obligations for the First Offer Space (it being agreed that Tenant shall be deemed to be sufficiently capable of meeting the additional financial obligations of the First Offer Space if Tenant’s net worth at the time of the exercise of the Right of First Offer is equal to or greater than $75,000,000.00);

(iv)	Bright Horizons Children’s Centers, LLC or an Affiliate is occupying at least 80% of the Premises;

(v)	The First Offer Space is intended for the exclusive use of Bright Horizons Children’s Centers, LLC or its Affiliates;

(vi)	At least twenty-four (24) months are remaining prior to the expiration of the Term of this Lease; and

(vii)	The existing tenant in any First Offer Space has not extended or renewed its Lease for such First Offer Space or entered into a new lease for such First Offer Space.

2.	Landlord’s Offering Notice. At any time after Landlord has determined that an existing tenant in any First Offer Space will not extend or renew its lease or enter into a new lease for such space, but prior to leasing any such First Offer Space to a party other than the existing tenant of such space, and provided that Landlord has determined that the First Offer Conditions have been satisfied, Landlord agrees to provide Tenant written notice (the “Offering Notice”) of the availability of such First Offer Space. The Offering Notice will (i) identify the First Offer Space that Landlord intends to lease, (ii) set forth the date that Landlord expects to be able to deliver such space for lease; and (iii) indicate the Basic Rent that Landlord is offering such First Offer Space (the “First Offer Space Basic Rent”).

3.	Availability of First Offer Space. The First Offer Space shall not be deemed to be available if Landlord or any affiliate of Harvard intends to occupy such First Offer Space within the time period remaining on the Term of the Lease.

4.	Tenant’s Election. Within ten (10) Business Days after Landlord’s delivery of an Offering Notice to Tenant, Tenant shall either (i) give Landlord written notice that Tenant elects to lease such First Offer Space (the “Acceptance Notice”), or (ii) give Landlord written notice that Tenant elects not to lease the First Offer Space (the “Refusal Notice”). If Tenant timely gives an Acceptance Notice, Landlord and Tenant shall use good faith efforts to negotiate and enter into a written amendment to this Lease incorporating such First Offer space into the Premises demised hereunder. Landlord and Tenant shall enter into such written amendment within thirty days following Landlord’s delivery to Tenant of such written amendment. Such amendment shall provide:

a.	such First Offer Space shall be demised to Tenant upon delivery of the same by Landlord to Tenant (“First Offer Space Commencement Date”) through the Lease Expiration Date (the “First Offer Space Term”), and shall be considered part of the Premises, provided that all of the terms stated in the Offering Notice shall govern Tenant’s leasing of the First Offer Space, including that the Basic Rent for such First Offer Space shall be the First Offer Space Basic Rent, and appropriate adjustments shall be made to Tenant’s Share of Parking Spaces, Tenant’s Share of Operating Costs and Tenant’s Share of Taxes during the First Offer Space Term to reflect the addition of the First Offer Space to the Premises; and

b.	such First Offer Space shall be leased by Tenant in its “As-Is” condition subject to Landlord’s obligation to deliver (i) the services set forth in Section 7.4 of this Lease, and (ii) the First Offer Space in accordance with the provisions of Exhibit J.

5.	Waiver.

a.	In the event that (i) Tenant gives a Refusal Notice, (ii) Tenant fails to give Landlord notice of Tenant’s election within the ten Business Day period described in Section B.4. above, or (iii) Landlord and Tenant fail to enter into a mutually acceptable written amendment to this Lease with respect to such First Offer Space consistent with the terms of the Offering Notice within the thirty day period described in Section B.4. above, then, with respect to the First Offer Space identified in such Offering Notice: (1) Tenant shall be deemed to have waived its Right of First Offer, (2) Landlord shall be deemed to have satisfied its obligations with respect to Tenant’s Right of First Offer, Tenant’s Right of First Offer shall thereafter be terminated, and Tenant shall have no further rights with respect to such First Offer Space for the balance of the Term of this Lease except as expressly set forth in Section 6 below, and (3) Landlord may then enter into a lease for all or any portion of such First Offer Space upon such terms and conditions as Landlord may elect in Landlord’s sole discretion.

b.	Tenant shall execute for the benefit of Landlord a written statement evidencing the waiver, or deemed waiver, of Tenant’s Right of First Offer following any of the circumstances described in Section B.5(a); and if Tenant fails to execute such statement within five (5) Business Days after a written request from Landlord, Tenant shall be deemed to have waived its Right of First Offer.

6.	Reinstatement of Right of First Offer. Notwithstanding anything contained in the foregoing to the contrary, in the event that Tenant does not elect (or deemed to have not elected) to exercise its Right of First Offer described in any Offering Notice and Landlord does not enter into a lease with a third party with respect to such First Offer Space within one hundred eighty (180) days, then Tenant’s Right of First Offer with respect to such First Offer Space shall be re-instated.

C. Rooftop Equipment; Backup Generator.

Tenant may place certain equipment on the roof of the Buildings subject to the following additional requirements and restrictions:

a.	Subject to the provisions of this Section C, the roof of Building 37 may used for housing and operating certain equipment, including, but not limited to a back-up generator, to be purchased and installed by Tenant, all as specifically approved in writing by Landlord (any equipment installed within the roof of Building 37, as the same may be modified, altered or replaced during the term hereof, is collectively referred to herein as “Tenant’s Rooftop Equipment”). Landlord’s approval shall not be unreasonably withheld provided Tenant demonstrates to Landlord’s satisfaction that the proposed equipment (x) does not interfere with any building systems on the roof; (y) will not affect the structural integrity of Building 37 or impact the roof or the roof membrane in any manner; and (z) shall be adequately sound-proofed to meet all requirements of legal requirements and maximum decibel levels for equipment operations.

b.	Tenant shall not install or operate Tenant’s Rooftop Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in the installation, maintenance and operation of Tenant’s Rooftop Equipment. Tenant’s contractor shall be subject to reasonable prior written approval by Landlord, and shall be an approved contractor under the terms of the roof warranty.

c.	Landlord shall have no obligation to provide any services including, without limitation, electric current, or gas service to the roof or to Tenant’s Rooftop Equipment, provided, however that Tenant shall have the right to install such services at Tenant’s sole cost and expense and in accordance with the provisions of this Lease.

d.	Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Equipment and the cost of repairing any damage to the Buildings, or the cost of any necessary improvements to the Buildings, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment. At the end of the Term of this Lease, Tenant shall remove all Tenant’s Rooftop Equipment and repair any damage caused by such removal as required by Section 15.20 of this Lease.

e.	Landlord makes no warranties or representations to Tenant as to the suitability of the roof for the installation and operation of Tenant’s Rooftop Equipment.

f.	If any of Tenant’s work on the roof of the Building, including without limitation the installation and maintenance of Tenant’s Rooftop Equipment, damages the roof or invalidates or adversely affects any warranty provided by Landlord to Tenant, Tenant shall be fully responsible for the cost of repairs (and any subsequent repairs to the roof to the extent that any warranty is invalidated or adversely affected).

Tenant may install a backup generator in the location designated on Exhibit A-3 attached hereto, provided that Tenant shall not install or operate such backup generator until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in the installation, maintenance and operation of such backup generator.

D. Conduit.

Landlord permits Tenant to place cabling in existing conduits (the “Conduit(s)”) located in Building 37, the common areas of Building 131 and the common areas of the Complex, subject to the following terms and conditions:

a.	Any cabling to be installed by Tenant in a Conduit shall be approved by Landlord pursuant to the terms of the 5.2 of this Lease (“Tenant’s Cabling”);

b.	The installation, maintenance and repair of Tenant’s Cabling will be performed by Tenant’s contractors, at Tenant’s expense.

c.	Tenant’s Cabling shall be for the sole use of Bright Horizons Children’s Centers, LLC and may be used only in connection with the Permitted Uses;

d.	Tenant shall have the right, with prior written notice to Landlord (except in cases of emergency, where notice shall be given as promptly as possible), to access the common areas of Building 131 and common areas of the Complex, for the sole purpose of repairing, maintaining and replacing Tenant’s Cabling, provided, however, that Tenant shall indemnify Landlord for any loss, cost, expense or other obligation incurred by Landlord in connection therewith pursuant to the provisions of Section 10.1 of this Lease. Tenant shall promptly repair any damage caused to a Conduit or other users tel/data lines in a Conduit caused by Tenant or Tenant’s agents or contractors.

e.	At the end of the Term of this Lease, Tenant will not be required to remove Tenant’s Cabling, unless Landlord notifies Tenant at the time of installation that Tenant’s Cabling must be removed from the Conduits. In addition, if Tenant ceases to use any of Tenant’s Cabling (“Tenant’s Abandoned Cabling”), Landlord may by delivery of notice to Tenant require Tenant to remove Tenant’s Abandoned Cabling at Tenant’s sole cost and expense, and if Tenant fails to so remove Tenant’s Abandoned Cabling within thirty days of Landlord’s notice, Landlord may remove Tenant’s Abandoned Cabling at Tenant’s cost. Tenant shall repair any damage done to the Buildings or the Complex caused by removal of any Tenant’s Cabling.

In addition, Tenant may install a new conduit connecting Building 37 and Building 131 (the “New Conduit”), subject to Landlord’s approval and satisfaction of the foregoing terms and conditions, such approval not to be unreasonably withheld. Tenant’s installation of the New Conduit shall be done pursuant to the terms and conditions of Section 5.2. The foregoing terms of this Section C shall apply to the New Conduit.

E. Communication Devices.

Subject to approval by all applicable governmental authorities (including without limitation the Watertown Arsenal Development Corporation, the National Park Service and the Massachusetts Historic Commission), so long as this Lease is in full force and effect, and no Default of Tenant shall have occurred and be continuing, Landlord hereby grants to Tenant the right to install, use, maintain and operate microwave dishes, antennae, and/or other communication devices to be located on the roof of either Building 37 or Building 131 (hereinafter the “Communication Devices”), at Tenant’s sole cost and expense in and for the sole use of Tenant, on a technologically sufficient location on the roof of either Building 37 or Building 131, which location shall be proposed by Tenant, and shall be approved by Landlord, in Landlord’s sole discretion. The installation, use, maintenance and operation of the Communication Devices shall at all times comply with all legal requirements and with all of the terms and conditions set forth in Section F below.

F. Covenants of Tenant Relating to Communication Devices.

The following provisions shall apply to any Communication Device installed and maintained or operated by Tenant pursuant to this Lease:

(a) Any installation and operation of Tenant’s Communication Devices shall be performed in accordance with all legal requirements and shall not cause damage to any structural components of Building 37 or Building 131.

(b) Tenant shall carry the insurance required pursuant to this Lease and shall indemnify and hold Landlord harmless from (i) any liability, cost or expense incurred by Landlord in connection with the erection, installation, maintenance and operation of the Tenant’s Communication Devices and any related equipment installed by Tenant, and (ii) any and all claims, costs, damages and expenses (including reasonable attorneys’ fees) arising out of accidents, damage, injury or loss to any and all persons and property resulting from or arising in connection with the erection, installation, maintenance and operation of the Tenant’s Communication Devices.

(c) Tenant shall promptly repair any damage cause by reason of such installation, use, maintenance or operation of Tenant’s Communication Devices, including, without limitation, any repairs, restorations, maintenance, renewals or replacements of the roof (or portion thereof) necessitated by or in any way caused by or relating to such installations or the operation or presence of Tenant’s Communication Devices on the Complex.

(d) If Landlord so requests at the expiration or termination of this Lease, Tenant shall remove such installations and lines and repair any resulting damage to Building 37 and/or Building 131 and restore the roofs and Building 37 and/or Building 131 to the condition that existed prior to any such installation, reasonable wear and tear and damage by casualty excepted, all at or prior to the expiration or earlier termination of the Term of this Lease, and if Landlord does not so request, Tenant may remove the same in accordance with the provisions of this paragraph.

(e) Tenant shall not install the Tenant’s Communication Devices without Landlord’s prior written approval (not to be unreasonably withheld, delayed or conditioned) of the manner of such installation and reasonably detailed plans and specifications prepared by a qualified professional for such installation.

(f) Prior to its installation, Tenant shall submit to Landlord for Landlord’s approval (not to be unreasonably withheld, delayed or conditioned) plans and specification for the Communication Devices. Tenant shall independently obtain the approval of all applicable governmental authorities (including without limitation the Watertown Arsenal Development Corporation, the National Park Service and the Massachusetts Historic Commission), and Landlord shall cooperate with tenant in such efforts at Tenant’s cost. Landlord reserves the right to withhold approval of Tenant’s plan and specifications if, on the advice of Landlord’s engineers, the work contemplated by the plan and specifications would be detrimental to the structural integrity of Building 37 and/or Building 131 or would unreasonably interfere with any other tenant’s use of Building 131. Tenant shall be solely responsible for the cost of installation, operation and maintenance of the Communication Devices. Tenant shall be responsible for obtaining any permits and licenses required for the installation and operation of the Communication Devices and Landlord agrees to cooperate with Tenant to accomplish the same, provided that Tenant shall promptly reimburse Landlord for Landlord’s costs and expenses in connection with such cooperation. Tenant shall have access to the roof to make such repairs, maintenance and alterations to the Communication Devices as may be necessary, subject to restrictions imposed by Landlord.

(g) Tenant’s Communication Devices shall be for the sole use of Tenant, and may be used only in connection with the Permitted Uses.

(h) Tenant’s Communication Devices shall be installed, maintained, used and operated so that the electric current necessary to operate such Communication Devices shall be metered by the electric meter for the Premises or by a separate meter to be installed by Tenant.

(i) Tenant shall keep the Tenant’s Communication Devices in good order and condition, at Tenant’s sole cost and expense, and shall promptly make any necessary repairs thereto.

(j) Tenant, its contractors, agents and employees shall have access to the roof in order to install, repair, maintain, use and operate the Tenant’s Communication Devices, provided that all access by Tenant to the roof shall be subject to the supervision and control of Landlord, and to Landlord’s safeguards for the security and protection of Building 37 and Building 131. Tenant’s contractors shall be subject to prior written approval by Landlord, and shall be an approved contractor under the terms of the roof warranty.

(k) Landlord shall have the right to require relocation of Tenant’s Communication Devices to another site on the roof of Building 37 and/or Building 131. Landlord shall give at least sixty days’ prior notice of such relocation. Such relocation, if any, shall be at Tenant’s sole cost and expense. Notwithstanding anything in this subsection (k) to the contrary, Landlord may relocate Tenant’s Communication Devices to another site of the roof of Building 37 and/or Building 131 prior to the expiration of such sixty-day period at Landlord’s sole cost and expense, unless such relocation was required by legal requirements, in which case it shall be at Tenant’s sole cost and expense.

(l) If requested by Landlord, the Communication Devices shall be installed in such a way, and with appropriate screening materials (to be provided at Tenant’s sole cost and expense) so as to minimize the visibility of the Communication Devices from any vantage point on the ground level of the Complex or the public streets adjoining the Complex.

(m) Tenant shall use reasonable efforts to minimize electronic interference with the Communication Devices of other tenants and licensees at the Complex, in compliance with applicable practices and legal rights and obligations in the telecommunications industry applicable to Communications Devices, as the same may change from time to time.

Exhibit J

Base Building Work

In addition to its obligations defined in this Lease, Landlord, at its sole cost and expense, shall deliver the New Building 131 Premises and any First Offer Space to be delivered pursuant to the Lease with all of the following in place:

BASE BUILDING CONSTRUCTION

a)	Codes and compliance: Tenant Areas, as currently configured are code compliant. Tenant is responsible to ensure Tenant’s redesigns are Code Compliant.

CONDITION OF PREMISES

a)	The premises shall be delivered clear of all furniture, equipment and trade fixtures.

b)	All exterior windows and window treatments shall be in good working condition.

c)	All HVAC equipment free of material defect, in good working order and suitable for re-use.

d)	The area intended for leasehold improvements shall be delivered broom clean, clean and free from any debris.

e)	All building fire alarms, fire sprinklers, smoke detectors, exit lights, life safety equipment and other equipment necessary to meet current building code requirements are installed and operational.

f)	The building’s mechanical, electrical and plumbing services are installed and in good working order.

BASE BUILDING ELECTRICAL:

a)	Design Capacity: Electrical service design capacity shall deliver a minimum of 5 watts per RSF connectable, exclusive of building HVAC. Disconnect switches, transformers, meters and distribution panels are currently in place and in good condition.

b)	Landlord shall provide space and/or location for tenant stand-by power. Space to accommodate a generator having a minimum 500 KV capacity.

c)	Emergency (Life Safety) power for Lighting and Egress Signs is provided by Battery Back Up units.

d)	Fire alarm infrastructure is code compliant.

BASE BUILDING LIFE SAFETY

a)	The premises has a fully operable Building fire protection system, including strobes, panels, etc., which Tenant may connect into.

b)	ADA Strobe: Panel ports available for tie-in of Tenant’s fire protection and life safety systems into Base Building system.

BASE BUILDING HVAC

a)	The premises have a fully installed and operational heating, ventilating and air conditioning (HVAC) system. Landlord shall provide a full description of the systems to Tenant upon Tenant’s request.

b)	The system is capable of delivering interior space conditions, during the Building’s normal business hours, of 72+/- 2 degrees Fahrenheit dry bulb winter (Fdb) and 75°F DB, with a relative humidity of 50% +/- 5% summer, based upon the following design conditions:

i.	One person per 125 rentable square feet.

ii.	Twenty- (20) cfm of outside air per person, based upon one person per 125 RSF

iii.	Five (5) watts/sq. ft. heat loads, (3.5) watts/sq. ft. power and (1.5) watts/sq. ft. lighting.

iv.	Summer outside conditions based upon ASHRAE Fundamentals Climatic Conditions using the 1% Design dry-bulb and mean coincident wet-bulb from the nearest listed City.

v.	Winter outside conditions based upon ASHRAE Fundamentals Climatic Conditions using the 99% Design dry-bulb from the nearest listed City.

c)	Night/weekend set-back shall not allow the Premises to drop below 60 degrees Fdb in winter, or go above 85 degrees Fdb in the summer.

d)	Unoccupied spaces adjacent to Premises shall be maintained between 65 and 80 degrees Fdb during the Building’s normal business hours.

e)	System shall be flexible enough to allow for after hours use with minimum usage charge.

MISCELLANEOUS

a)	Building Access: The building is currently ADA compliant.

b)	Free utilities and use of freight and passenger elevators during Tenant’s construction and move-in period at no additional charge.

c)	Base Building window treatments to be provided by Landlord. All exterior glazing and Building exterior perimeter walls shall be properly insulated, caulked and weatherproofed as required.